Exhibit 10.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among
MAVERICK STIMULATION COMPANY, LLC
MAVERICK COIL TUBING SERVICES, LLC
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
THE MAVERICK COMPANIES, LLC
MAVERICK SOLUTIONS, LLC
MSM LEASING, LLC
THE SELLERS SET FORTH HEREIN
KRISTIAN E. GRIMLAND, AS SELLERS’ REPRESENTATIVE
and
BASIC ENERGY SERVICES, L.P.
Dated as of July 6, 2011

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 6th day of July, 2011 (the “Effective Date”), by and among (a) Maverick Stimulation Company, LLC, Maverick Coil Tubing Services, LLC, MCM Holdings, LLC, Maverick Thru-Tubing Services, LLC, The Maverick Companies, LLC, Maverick Solutions, LLC and MSM Leasing, LLC (individually, a “Company” and collectively, the “Companies”), (b) Jerry Don Gregory, J.D. Gregory, Kristian E. Grimland, Timothy L. Anderson, Lyle Schadegg, Larry Young (collectively, the “Primary Seller Group”) and the Employee/Members listed on Exhibit A (each member of the Primary Seller Group and each Employee/Member listed on Exhibit A shall individually be referred to as a “Seller” and collectively referred to as the “Sellers”), (c) Kristian E. Grimland, as Sellers’ Representative and (d) Basic Energy Services, L.P., a Delaware limited partnership (the “Buyer”).
PRELIMINARY STATEMENTS
     A. The Sellers own all of the issued and outstanding Equity Interests of the Companies, with the percent of ownership of Equity Interests of each Seller in each Company being set forth on Exhibit B hereto.
     B. Sellers desire to sell their Equity Interests in the Companies to Buyer and Buyer desires to purchase the Equity Interests from the Sellers.
AGREEMENT
     NOW, THEREFORE, in consideration of the preliminary statements above and of the mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Glossary attached hereto as Annex I.
ARTICLE II
PURCHASE OF EQUITY INTERESTS
     Section 2.1 The Purchase.
          (a) Purchase Price. Subject to the terms and conditions set forth in this Agreement, Buyer hereby agrees to purchase from the Sellers 100% of the Equity Interests of each Seller in each of the Companies, and each Seller hereby agrees to sell 100% of the Equity Interests owned by such Seller in each of the Companies, as applicable, to Buyer, free and clear of all Indebtedness, for One Hundred Eighty Million Dollars ($180,000,000), as adjusted in accordance with Sections 2.1(c) and (d) and for the payment of any Indebtedness in accordance with Section 5.2 (g)(the “Purchase Price”).
PURCHASE AND SALE AGREEMENT

          (b) Walk-A-Way Deposit. Concurrently with the execution and delivery of this Agreement by the Companies and the Sellers, Buyer and The Maverick Companies, LLC shall instruct Wells Fargo Bank, N.A. (“Escrow Agent”) to deposit by wire transfer of immediately available funds, an amount equal to $3,600,000 (the “Walk-A-Way Deposit”) that was being held pursuant to that certain Escrow Agreement, dated June 1, 2011, by and between Buyer, The Maverick Companies, LLC and Escrow Agent, into an escrow account pursuant to an Escrow Agreement in the form attached hereto as Exhibit C (the “Deposit Escrow Agreement”). If none of the Sellers or the Companies are in breach of the covenants, agreements, representations and warranties of such Sellers and the Companies in this Agreement and the Companies and all of the conditions set forth in Sections 5.4(a), (b) and (e) (other than any condition that, by its terms, is to be satisfied at Closing) have been satisfied or waived, then the Walk-A-Way Deposit must be paid to the Companies by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement to the accounts designated by The Maverick Companies, LLC upon the first to occur of (i) the Termination Date, (ii) the date this Agreement is terminated by Sellers’ Representative pursuant to Sections 5.7(a)(iii) or (iii) the failure by Buyer to satisfy any of the conditions set forth in Sections 5.5(a) and (b). If Buyer is not in breach of its covenants, agreements, representations and warranties in this Agreement and all of the conditions set forth in Sections 5.5(a) and (b) have been satisfied or waived, then the Walk-A-Way Deposit must be paid to Buyer by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement upon the first to occur of (A) the date this Agreement is terminated by Buyer pursuant to Section 5.7(a)(ii) or (B) the failure by the Sellers and the Companies to satisfy any of the conditions set forth in Sections 5.4(a), (b) and (e) (other than any condition that, by its terms, is to be satisfied at Closing) prior to the Termination Date and Buyer terminates this Agreement pursuant to Section 5.7(a)(iv). Each of the parties hereto acknowledges that (x) the agreements contained in this Section 2.1(b) are an integral part of the transactions contemplated by this Agreement; (y) the damages resulting from termination of this Agreement under circumstances where the Walk-A-Way Deposit is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 2.1(b) are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Companies for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (z) without the agreements contained in this Section 2.1(b), the parties would not have entered into this Agreement.
          (c) Adjustments. No more than three (3) business days prior to the Closing Date, Sellers’ Representative will prepare and deliver to Buyer (i) an estimated consolidated balance sheet for the Companies as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Buyer (the “Estimated Closing Date Balance Sheets”) and (ii) a calculation and statement of the estimated Net Working Capital as of the Closing Date, the estimated Net Distributable Proceeds and the Pro Rata Share payable to each Seller calculated from the Estimated Closing Date Balance Sheet (the “Estimated Statement”). The Sellers’ Representative will prepare the Estimated Closing Balance Sheet and the Estimated Statement in good faith and in accordance with GAAP, applied consistently with the past practices of the Companies, in a manner consistent with the terms of this Agreement, and consistent with the principles, procedures and sample calculation set forth on Schedule 2.1(c) (the “Working Capital Schedule”), subject to Buyer’s good faith review and
PURCHASE AND SALE AGREEMENT

reasonable satisfaction. In the event of any conflict between GAAP and the Working Capital Schedule, the Working Capital Schedule shall control. If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is positive, then the Purchase Price and the Net Distributable Proceeds shall be increased on a dollar for dollar basis by an amount equal to such excess. If the Estimated Net Working Capital is negative, then the Purchase Price and the Net Distributable Proceeds shall be decreased on a dollar for dollar basis by an amount equal to such deficiency. Any increase or decrease in the Purchase Price based on working capital adjustments will be payable at Closing.
     By way of illustration, the preliminary calculation of the Net Working Capital using the March 31, 2011 Consolidated Balance Sheet of the Companies is set forth on the Working Capital Schedule.
          (d) Post Closing Matters. As soon as practicable but in no event later than ninety (90) days following the Closing Date (the “Determination Date”), Buyer will prepare and deliver to Sellers’ Representative (i) a consolidated balance sheet for the Companies as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Sellers’ Representative (the “Closing Date Balance Sheet”) and (ii) a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”). Buyer will prepare the Closing Date Balance Sheet and the Closing Date Statement in good faith and in a manner consistent with the procedure used to prepare the Working Capital Schedule, subject to the Sellers’ Representative’s good faith review and reasonable satisfaction. Sellers’ Representative may submit to Buyer, not later than fifteen (15) days after the receipt of the Closing Date Statement from Buyer, a notice setting forth, in reasonable detail, a list of any items or components in the Closing Date Statement with which Sellers’ Representative disagrees (a “Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.1(g). If Sellers’ Representative does not issue a Dispute Notice prior to such date, the Closing Date Statement, as supplied to Sellers’ Representative, shall be deemed to have been accepted and agreed to by the Sellers’ Representative, and shall be final and binding on the parties to this Agreement. For purposes of this Agreement, “Final Closing Statement” shall mean the Closing Date Statement, if such Closing Date Statement is undisputed, or, if it is disputed, the Closing Date Statement that is finally resolved in accordance with this Section 2.1(d) and Section 2.1(g).
          (e) Distribution of Holdback to Buyer. If the Net Working Capital set forth in the Final Closing Statement is less than the Estimated Net Working Capital, then the Escrow Agent shall promptly release the amount of such deficiency from the Holdback Amount to Buyer in accordance with the terms of the Escrow Agreement. If the amount of such deficiency owed to Buyer is less than the Holdback Amount, then the Escrow Agent shall promptly distribute to the Sellers, at the direction of the Sellers’ Representative, the remainder of the Holdback Amount in accordance with the terms of the Escrow Agreement. If the Holdback Amount is insufficient to satisfy the amount of such deficiency, the Buyer shall be entitled to deduct the amount of such deficiency in excess of the Holdback Amount from the Escrow Payment.
          (f) Distribution of Holdback to Sellers’ Representative. If the Net Working Capital as set forth in the Final Closing Statement is equal to or more than the Estimated Net Working Capital, then
PURCHASE AND SALE AGREEMENT

the Escrow Agent shall promptly distribute the Holdback Amount to Sellers’ Representative in accordance with the terms of the Escrow Agreement and Buyer shall promptly pay to the Sellers’ Representative the excess of the Net Working Capital over the Estimated Net Working Capital, by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by the Sellers’ Representative on or prior to the Closing Date. The Sellers’ Representative shall pay such excess to the Sellers in accordance with each Seller’s Pro Rata Share percentage set forth on Schedule 2.2(a), as such percentage may be adjusted (in the Sellers’ Representative’s reasonable discretion), based on the final Net Working Capital and final Closing Date Statement to reflect changes in each Company’s relative net working capital (the “Final Pro Rata Share”).
          (g) Arbitration Accountant. If a Dispute Notice is timely delivered to Buyer by Sellers’ Representative, Buyer and Sellers’ Representative will, during the fifteen (15) days following delivery of the Dispute Notice, use commercially reasonable efforts to reach agreement on the disputed items on the Closing Date Statement, which amounts must be within the ranges thereof shown in the Dispute Notice and the amounts thereof shown in the Closing Date Statement. If after such 15-day period, there are remaining items in dispute with respect to the Closing Date Statement, Buyer and Seller’s Representative shall promptly thereafter cause an independent accounting firm of recognized national or regional standing to be mutually agreed upon by Buyer, on the one hand, and the Sellers’ Representative, on the other hand, acting reasonably and in good faith, or if Buyer and the Sellers’ Representative are unable to agree as to such independent accounting firm within five (5) days after the conclusion of such 15-day period, either Buyer, on the one hand, and the Sellers’ Representative, on the other hand, may request that the American Arbitration Association appoint an independent third party accounting firm meeting the aforementioned requirements to resolve the dispute (in either case, the “Arbitrating Accountant”), to review this Agreement and the remaining disputed items or amounts on the Closing Date Statement. Buyer and Sellers’ Representative shall submit to the Arbitrating Accountant a statement detailing their position as to the nature and amount of each item remaining in dispute and setting forth their calculation of the Net Working Capital and any other items on the Closing Date Statement as of the Closing Date. The Arbitrating Accountant shall make its written determination of the existence of any disputed items or the amounts thereof on the Closing Date Statement, which determination must be limited to items set forth in, and within the range of the amounts thereof shown in, the statements submitted by the parties. The Independent Accounting Firm will deliver to Buyer and the Sellers’ Representative, as promptly as practicable, a report setting forth, in reasonable detail, its written determination of the Closing Date Statement and the Net Working Capital as of the Closing. Such report will be the Final Closing Statement and will be binding upon the parties. The cost of the Arbitrating Accountant’s review and report will be borne by Buyer, on the one hand, and by the Seller’s Representative on behalf of the Sellers, on the other hand, in the same proportion that the dollar amount of the disputed items or amounts that are not resolved in favor of Buyer, on the one hand, and the Sellers’ Representative, on the other hand (as applicable), bears to the total dollar amount of items or amounts in dispute resolved by the Arbitrating Accountant. Each party will bear all of its other expenses incurred in connection with matters contemplated by this Section 2.1(g).
     Section 2.2 Payment of the Purchase Price.
          (a) The Estimated Statement will list the estimated amount of the Net Distributable Proceeds and each Seller’s Pro Rata Share. At the Closing, Buyer shall pay each Seller’s Pro Rata Share by wire transfer of immediately available funds to the bank accounts designated by the Sellers’ Representative. The Sellers (by their execution hereof) acknowledge that any payments by Buyer to (or at the direction of ) the Sellers’ Representative on behalf of the Sellers constitute payment to the Sellers.
PURCHASE AND SALE AGREEMENT

          (b) On the Closing Date, Buyer shall deposit by wire transfer of immediately available funds, the Escrow Payment and the Holdback Amount into separate escrow accounts pursuant to the Escrow Agreement attached hereto as Exhibit D (the “Escrow Agreement”) for and on behalf of the Sellers and the Buyer, as their interests may appear. The Escrow Payment shall be held in escrow following Closing subject to the provisions of Article VI hereof and pursuant to the terms and subject to the conditions set forth in the Escrow Agreement and shall be used exclusively for the payment of any obligations of the Sellers under the provisions of Article VI and for adjustments to the Net Working Capital to the extent the Holdback Amount is insufficient. Buyer will pay, or cause to be paid out of the Purchase Price, all Indebtedness in full at the Closing. In order to facilitate any payments of the Indebtedness by Buyer, Sellers’ Representative shall cause the Companies to obtain payoff letters, at least three (3) business days before the Closing, for all Indebtedness, which payoff letters will indicate that such parties have agreed to release their applicable Liens (or other claims) upon receipt of the amounts indicated in such payoff letters. The Holdback Amount shall be used exclusively for adjustments to the Net Working Capital pursuant to Section 2.1(c) held in escrow pursuant to the terms and subject to the conditions set forth in the Escrow Agreement until such time (the “Holdback Period”) as the Final Closing Statement is determined pursuant to Section 2.1(d), at which time the Holdback Amount shall be disbursed pursuant to Sections 2.1(e) and (f) and the terms of the Escrow Agreement.
          (c) The Escrow Payment (to the extent the Holdback Amount is insufficient therefor) and the Holdback Amount will be utilized to adjust for deficiencies in the Net Working Capital.
     Section 2.3 Tax Consequences and Allocation of Purchase Price.
          (a) For federal and applicable state and local income Tax purposes, the purchase and sale of the Equity Interests hereunder shall be treated with respect to Sellers as a purchase and sale of their Equity Interests, and with respect to Buyer as a purchase and sale of the assets of the Companies, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432.
          (b) Sellers’ Representative and Buyer shall agree on an allocation of the Purchase Price (as adjusted pursuant to this Agreement, and including any liabilities deemed to be assumed) among the assets of each of the Companies within ninety (90) days after the final determination of the Net Working Capital pursuant to Section 2.1, which allocation shall be made in accordance with Section 1060 of the Code (such allocation, as adjusted pursuant to this Agreement, the “Purchase Price Allocation”). If Sellers’ Representative and Buyer are unable to agree on such allocation within such ninety (90) day period, then the allocation shall be resolved pursuant to the procedures set forth in Section 2.1(g) as if it were a dispute regarding a Net Working Capital adjustment. Neither Buyer, the Sellers nor the Sellers’ Representative shall take or cause to be taken any position or other action inconsistent with the Purchase Price Allocation determined under this Agreement for any Tax reporting purpose (including, without limitation, for purposes of Sections 741 and 751 of the Code), upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of other applicable Law).
PURCHASE AND SALE AGREEMENT

     Section 2.4 Withholding Rights. For any Seller that does not supply the required Federal Tax Identification Number, Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable hereunder to any Seller any amounts that Buyer is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
     The Companies hereby make the representations and warranties to Buyer that are set forth in this Article III. All representations and warranties of the Companies are made subject to and modified by the exceptions noted in the disclosure schedules (the “Schedules”) delivered by the Companies to Buyer concurrently herewith as they may be modified from time to time pursuant to Section 5.6(d).
     Section 3.1 Corporate Organization; Qualification. Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has all power and authority required to own, lease and operate their properties and to carry on its businesses as it is now conducted. Each Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Company has made available to Buyer true, complete and correct copies of its Articles of Organization and its Operating Agreements, each as in effect as of the date hereof (respectively, the “Companies’ Articles of Organization” and the “Companies’ Operating Agreements”). None of the Companies has any subsidiaries.
     Section 3.2 Capitalization.
          (a) The issued and outstanding Equity Interests of each of the Companies are set forth on Schedule 3.2, which Schedule sets forth the names of the holders of the Equity Interests in each of the Companies and the number of Equity Interests owned by each Seller. Except as reflected on Schedule 3.2, there are no Equity Interests outstanding. All of the issued and outstanding Equity Interests are duly authorized and validly issued and free of preemptive or similar rights. None of the Equity Interests are represented by membership certificates.
          (b) Except as set forth in Section 3.2(a), none of the Companies have issued any Equity Interests and there are no outstanding agreements or other obligations of the Companies to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests in the Companies. There are no other agreements, voting trusts, proxies or similar agreements to which any of the Companies or, to the Knowledge of the Companies, any holder of Equity Interests in any of the Companies is a party or by which any of the Equity Interests in any of the Companies are bound.
     Section 3.3 Authorization. Each of the Companies has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution,
PURCHASE AND SALE AGREEMENT

delivery and performance of this Agreement and the other Transaction Documents to which each is a party, have been duly and validly authorized by the managers or members, as applicable, of each of the Companies and by the Sellers and no other proceedings on the part of the Companies are necessary to authorize or consummate this Agreement and the other Transaction Documents. This Agreement has been duly and validly executed and delivered by each of the Companies, and (assuming the due authorization, execution and delivery hereof by the Buyer and the Sellers) constitutes the legal, valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and general principles of equity.
     Section 3.4 Noncontravention; Approvals and Consents.
          (a) The execution, delivery and performance by the Companies of this Agreement and the other Transaction Documents to which they are a party, do not and will not at, or immediately upon the consummation of the Transactions at Closing, contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of the Companies or any Equity Interests of Sellers under any of the terms, conditions or provisions of (i) the Companies’ Articles of Organization, the Companies’ Operating Agreements or otherwise, subject to the actions described in Section 3.4(b), (ii) any Laws binding upon or applicable to the Companies or by which any of their respective assets or properties are bound, (iii) any Material Contract to which any of the Companies is a party or by which any of their respective assets or properties are bound, or (iv) any Permit binding on the Companies, excluding from the foregoing clauses (i), (ii), (iii) and (iv) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations, loss of benefits under and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (but not excluding any conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations or impositions of Liens under any Material Contract).
          (b) Except for filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and as set forth in Schedule 3.4(b), no consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Material Contract for the execution, delivery and performance by the Companies of this Agreement and the other Transaction Documents to which they are a party, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (but not excluding any consents, approvals, actions, filings and notices necessary or required under any Material Contract or under Section 7A of the Clayton Act, 15 USCA, Section 18 a).
     Section 3.5 Financial Statements; Absence of Undisclosed Liabilities.
PURCHASE AND SALE AGREEMENT

          (a) The (i) reviewed, but unaudited, consolidated financial statements for each of the two (2) years ended December 31, 2009 and 2010 (attached hereto as Schedules 3.5(a)(1) and 3.5(a)(2), respectively) (the “Reviewed Financial Statements”), and (ii) unaudited interim consolidated financial statements for the three (3) months ended March 31, 2011 (attached hereto as Schedule 3.5(a)(3)) (the “March 31 Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”) of the Companies (including the notes thereto), were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the March 31 Financial Statements, except for the treatment of deferred income taxes, normal year-end adjustments and the absence of footnotes) and accurately and fairly present in all material respects the consolidated financial position of the Companies as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (except, in the case of the Unaudited Financial Statements, for normal year-end adjustments and the absence of footnotes).
          (b) Except as set forth in Schedule 3.5(b), the Companies do not have any material liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities (i) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Financial Statements (including in any notes thereto) or that are or will be included in the calculations of Net Working Capital, (ii) under any Material Contract (or a Contract not required to be disclosed on Schedule 3.17 to avoid a breach of Section 3.17) or under any of the Companies’ Employee Plans or otherwise disclosed in or contemplated by this Agreement, including any Schedules thereto, (iii) that have arisen in the Ordinary Course since the March 31, 2011, (iv) under the Transaction Documents or in connection with the Transactions, or (v) existing as of March 31, 2011 that would not have been required to be disclosed in, provided for, reflected in, reserved against or otherwise described in the Financial Statements (including in any notes thereto) in accordance with GAAP. For purposes of this Section 3.5(b) only, “material liabilities” shall mean liabilities of the Companies in excess of $1,800,000 in the aggregate.
     Section 3.6 Absence of Certain Changes. Since January 1, 2011, except as set forth in Schedule 3.6 and except for the Transaction Documents and the Transactions, each of the Companies has conducted its respective business in the Ordinary Course and there has been no event, occurrence or development, that individually or in the aggregate, constitutes or would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2011, except as set forth in Schedule 3.6 and except as contemplated by this Agreement, there has not been:
               (i) any amendment or change in the Articles of Organization or the Operating Agreements of any of the Companies;
               (ii) any material change by the Companies in their accounting methods, principles or practices;
               (iii) any material Tax election, any change in method of accounting with respect to material Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;
PURCHASE AND SALE AGREEMENT

               (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, Equity Interest or property) or capital return in respect of any Equity Interest or any redemption, purchase or other acquisition of any Equity Interests in any of the Companies, or any amendment of any material term of any Equity Interest;
               (v) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of any of the Companies other than in the Ordinary Course;
               (vi) any acquisition (by merger, consolidation, or acquisition of stock or assets (except for the acquisition of assets in the Ordinary Course)) by any of the Companies of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration, or any loan or advance to any Person;
               (vii) any incurrence of, guarantee with respect to, or provision of credit support for, any indebtedness by any of the Companies or any creation or assumption by any of the Companies of any Lien on any material asset;
               (viii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by any of the Companies and any employee, (B) any increase in the compensation payable or to become payable by any of the Companies to any of their respective managers or officers or generally applicable to all or any category of employees of any of the Companies, (C) except in the Ordinary Course, any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the managers of officers of any of the Companies or generally applicable to all or any category of the employees of any of the Companies or (D) severance pay arrangements made to, for or with such managers, officers or employees other than, in the case of clauses (B) and (C) of this Section 3.6(viii) and only with respect to employees who are not officers or managers of any of the Companies, increases in the Ordinary Course and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of any of the Companies;
               (ix) any loan, advance or capital contribution made by any of the Companies, or investment in, any Person;
               (x) any waiver, direct or indirect, by any of the Companies of (A) any right or rights of material value or (B) any payment of any material debt, liability or other obligation, except for waivers made in the Ordinary Course;
               (xi) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with or on behalf of, any officer or manager of any of the Companies or a Seller, or any business or entity in which any of the Companies has any material, direct or indirect, interest, except payment of managers’ fees and compensation to the officers and employees of any of the Companies in the Ordinary
PURCHASE AND SALE AGREEMENT

Course, advancement or reimbursement of expenses in the Ordinary Course and rent paid on real estate pursuant to the Leases (as hereafter defined);
               (xii) any issuance, sale or disposition of any Equity Interest in any of the Companies or issuance or grant of any options, warrants or other rights to purchase any such Equity Interest or any securities convertible into or exchangeable for Equity Interest or any other change in the issued and outstanding capitalization of any of the Companies;
               (xiii) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any Equity Interest in any of the Companies or any securities convertible into or exchangeable for such Equity Interests, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;
               (xiv) any amendment, alteration or modification in the terms of any currently outstanding Leases;
               (xv) any amendment, alteration or modification in the terms of any currently outstanding loans, including any increase in the interest rate or any change to the payment terms;
               (xvi) any amendment, alteration or modification in the terms of any currently outstanding Contracts with any Affiliate; or
               (xvii) any agreement to take any of the actions specified in this Section 3.6, except for this Agreement.
     Section 3.7 Litigation. All actions, suits, claims, investigations, arbitrations or proceedings pending, or to the Knowledge of any of the Companies, threatened , against any of the Companies or any of the officers, managers, employees, assets or properties of any of the Companies before any arbitrator or Governmental Entity and a description thereof are set forth in Schedule 3.7. There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of any of the Companies threatened, against any of the Companies or any of the assets or properties of any of the Companies before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.7, neither the Companies nor, to the Knowledge of the Companies, nor any Seller, officers, managers or employees of any of the Companies have been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of any of the Companies nor, to the Knowledge of any of the Companies, are the Companies or any of their respective officers, managers or employees under any investigation related to any of the Companies’ business by any Governmental Entity.
     Section 3.8 Taxes. (a) Each of the Companies has filed (or joined in the filing of) when due all Tax Returns required by applicable Law to be filed with any Governmental Entity; (b) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (c) all Taxes relating to periods ending on or before the Closing Date owed by any of the Companies (whether or not shown on any Tax Return) at any time on or prior to the Closing
PURCHASE AND SALE AGREEMENT

Date, if required to have been paid, have been or will be timely paid (except for Taxes that are being contested in good faith in appropriate proceedings, and for which adequate reserves have been established on the Financial Statements in accordance with GAAP and that are set forth on Schedule 3.8) hereto; (d) the amount of the liability of any of the Companies for unpaid Taxes for all periods (or portions thereof) ending on or before the Closing Date will not, in the aggregate, exceed the amount of current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected in the Financial Statements, except for liabilities for Taxes incurred after the Balance Sheet Date in in the Ordinary Course; (e) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Companies in respect of any material Tax or Tax assessment or Tax Return, nor has any claim for additional material Tax or Tax assessment been asserted in writing or, to any of the Companies’ Knowledge been proposed by any Tax authority; (f) no written claim has been made by any Government Authority in a jurisdiction where any of the Companies do not currently file any Tax Returns that any of them is or may be subject to Tax by such jurisdiction, nor to any of the Companies’ Knowledge has any such assertion been threatened or proposed in writing; (g) none of the Companies are a party to any tax sharing agreement or other agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (h) each of the Companies has withheld and paid all material Taxes required to be withheld by such Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (i) none of the Companies have been audited by any Governmental Entity within the last five years; (j) none of the Companies has executed or filed with the Internal Revenue Service or any other Governmental Entity any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes that is currently in effect; (k) none of the Companies are or have been a member of any affiliated, combined, unitary or similar group for Tax purposes; and (l) there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of any of the Companies. For purposes of this Agreement, “Tax Returns” shall mean all returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Entity. For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.
     Section 3.9 Employee Benefits.
          (a) Except as set forth in Schedule 3.9(a), the Companies do not maintain, administer, sponsor or otherwise have any material liability with respect to (i) any “employee benefit plan”, as defined in section 3(3) of the Employee Retirement Income Security Act of
PURCHASE AND SALE AGREEMENT

1974, as amended (“ERISA”), (ii) any other plan, program, policy or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefor now in effect or required) providing for retirement, bonuses or other incentive compensation, profit-sharing, stock option, stock purchase, restricted stock, stock unit, other stock related rights, deferred compensation, vacation, health or medical benefits, life insurance, disability benefits, cafeteria (section 125), workers’ compensation, supplemental unemployment benefits, severance benefits, salary continuation, leave of absence or other fringe benefits, or (iii) employment, consulting, termination, retention, severance, or change of control agreement or arrangement, in each case which covers any current or former employee or manager of any of the Companies. The items required to be listed in Schedule 3.9(a) are referred to collectively herein as the “Companies’ Employee Plans.”
          (b) The Companies have delivered to Buyer accurate and complete copies of the following documents with respect to each of the Companies’ Employee Plans (as applicable) (i) the plan document, as currently in effect, and any related trust documents, insurance contracts or other funding arrangements (in each case, as currently in effect), (ii) the most recent summary plan description and summary of material modification, if any, and (iii) for the two most recent plan years the Forms 5500 and all attachments thereto, if any, and (B) actuarial valuation reports, if any.
          (c) None of the Companies’ Employee Plans is subject to title IV of ERISA or section 412 of the Code. Neither the Company nor any ERISA Affiliate has, at any time during the last six years, had any liability (whether absolute or contingent) under title IV of ERISA or under section 412 of the Code. An “ERISA Affiliate” means any Person that would be treated as a single employer with the Companies under section 414(b), (c), (m) or (o) of the Code.
          (d) Each of the Companies’ Employee Plans that is intended to be qualified under section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service, (ii) has a request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (iii) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and to the Knowledge of the Companies, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Companies have furnished to Buyer true, complete and correct copies of the most recent Internal Revenue Service determination letter, if any, with respect to each of the relevant Companies’ Employee Plans.
          (e) Each of the Companies’ Employee Plans has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws, including ERISA and the Code. None of the Companies nor, to the Knowledge of the Companies, any other Person has, with respect to any Companies Benefit Plans, (i) engaged in a “prohibited transaction,” within the meaning of section 406 of ERISA or section 4975 of the Code for which an exemption is not available and which would subject the Companies to a material penalty under section 502(i) of ERISA or a material Tax under section 4975 of the Code
PURCHASE AND SALE AGREEMENT

(assuming the taxable period of any such transaction expired as of the date hereof), or (ii) breached any fiduciary duty imposed on it pursuant to ERISA in such a way as would result in a material liability to the Companies.
          (f) Except as set forth in Schedule 3.9(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) result in any payment becoming due to any present or former employee of any of the Companies, (ii) increase any benefits otherwise payable under any of the Companies’ Employee Plans, (iii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iv) give rise to the payment of any amount not deductible pursuant to the terms of Section 280G (except to the extent required by section 411(d)(3) of the Code).
          (g) Except as set forth in Schedule 3.9(g), there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any of the Companies’ Employee Plans that would materially increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2010.
          (h) None of the Companies have any obligation or liability (contingent or otherwise) with respect to any retiree health insurance, retiree life insurance or other retiree welfare benefits (within the meaning of Section 3(1) of ERISA) under any of the Companies’ Employee Plans, other than as mandated by section 4980B of the Code or under applicable Law and at the expense of the participant or the participant’s beneficiary, except to the extent applicable Law requires the Companies to pay for all or a portion of the cost of such benefits. Each of the Companies’ Employee Plans may be amended or terminated in accordance with the amendment or termination provisions of said plan without incurring any material liability thereunder to any of the Companies (except for routine administrative and termination expenses and benefits accrued through the date of amendment or termination).
          (i) None of the Companies’ Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor, to the Knowledge of the Companies, are any such audits or investigations pending or threatened. No actions, suits, termination proceedings or claims (other than routine claims for benefits, appeals of such claims and domestic relations orders) are pending or, to the Knowledge of the Companies, threatened with respect to any of the Companies’ Employee Plans, the assets of any of the Companies’ Employee Plans, or, to the Knowledge of the Companies, the plan administrator or any fiduciary of any of the Companies’ Employee Plans with respect to the operation of such plan, and to the Knowledge of the Companies, there are no facts or circumstances existing that would reasonably be expected to give rise to any such actions, suits, termination proceedings or claims.
     Section 3.10 Labor Matters.
          (a) None of the Companies are parties to any labor or collective bargaining agreement, and, to the Knowledge of the Companies, no employees of any of the Companies are represented by any labor or similar organization. Within the preceding three years, there have
PURCHASE AND SALE AGREEMENT

been no representation or certification proceedings, or petitions seeking a representation proceeding, pending, or to the Knowledge of the Companies, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Companies, within the preceding three years there have been no organizing activities involving any of the Companies in respect of any group of employees of any of the Companies.
          (b) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending, or to the Knowledge of the Companies threatened, against or involving any of the Companies. There are no unfair labor practice charges, grievances or complaints pending, or to the Knowledge of any of the Companies threatened, by or on behalf of any employee or group of employees of any of the Companies.
          (c) There are no charges, grievances, complaints or claims against any of the Companies pending or, to the Knowledge of any of the Companies, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any Person by any of the Companies.
          (d) To the Knowledge of any of the Companies, all employees of the Companies possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of the Companies. The Companies have complied in all material respects with all applicable immigration and similar Laws.
          (e) The Companies do not engage or use any leased employees or independent contractors with respect to the business of the Companies.
     Section 3.11 Compliance with Laws. The Companies are not in material violation of, and have not materially violated, any applicable provisions of any Laws. The Companies have not received written notice of and, to the Knowledge of any of the Companies, none of the Companies are being investigated with respect to, and have not been threatened in writing to be charged with or given notice of, any material violation of any applicable Law. To the Knowledge of the Companies, none of the Companies nor any manager, officer, agent or employee of any of the Companies has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.
     Section 3.12 Permits. Except as set forth in Schedule 3.12-1 (or as set forth in Schedule 3.13 with respect to Environmental Permits), the Companies have, maintain in full force and effect, and are in material compliance with, all Permits required by the Companies to own, lease and operate their properties and to carry on their businesses as currently conducted, except where the failure to have a Permit would not have a Material Adverse Effect. Schedule 3.12-2 sets forth all actions, proceedings or investigations, pending, or to the Knowledge of the Companies,
PURCHASE AND SALE AGREEMENT

threatened against any of the Companies that would reasonably be expected to result in the suspension, loss or revocation of any Permit.
     Section 3.13 Environmental. Except as set forth in Schedule 3.13:
          (a) to the Knowledge of any of the Companies, the Companies are and, for the past five years, have been in material compliance with all Environmental Laws and the Companies have, maintain in full force and effect and are in material compliance with, all Environmental Permits for the Companies to own, lease and operate their properties and to carry on their businesses as currently conducted, except where the failure to so comply with Environmental Laws or to obtain and comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed One Hundred Thousand Dollars ($100,000) in the aggregate, and all such Environmental Permits held by the Company are valid, uncontested and in good standing;
          (b) to the Knowledge of the Companies, the Real Property and any Real Property previously owned, leased or operated by the Companies or any Company or business acquired by any of the Companies, is free of contamination by Hazardous Substances that could reasonably be expected to result in Environmental Liabilities in excess of One Hundred Thousand Dollars ($100,000);
          (c) there are no investigations, claims or proceedings pending or, to the Knowledge of the Companies, threatened against any of the Companies or any Real Property or, to the Knowledge of the Companies, any Real Property previously owned, leased or operated by the Companies or any Company or business acquired by any of the Companies, with respect to violations of or potential liability under Environmental Laws or Environmental Permits;
          (d) none of the Companies, to the Knowledge of the Companies, have entered into or assumed by contract or operation of law or otherwise, any material obligation, liability, order, settlement, judgment or decree relating to or arising under Environmental Laws; and
          (e) the Companies have provided to Buyer copies of all existing environmental reports, reviews and audits in the Companies’ possession and all written information pertaining to actual or potential material Environmental Liabilities, in each case relating to any of the Companies, any predecessor or any company or business acquired by any of the Companies, and in each case in the Companies’ possession.
     Section 3.14 Brokers and Finders. Except as set forth in Schedule 3.14, there is no investment banker, financial advisor, broker, finder or other financial intermediary that has been retained by, or is authorized to act on behalf of, the Companies that might be entitled to any fee or commission from any of the Companies or any of their Affiliates upon consummation of the Transaction.
     Section 3.15 Affiliate Transactions. Except as set forth in Schedule 3.15, and except for employment agreements with officers or employees of the Companies set forth in Schedule 3.17(a)(viii), there are no Contracts with any (a) present or former employee, manager or officer of any of the Companies or any of their immediate family members, (b) record or beneficial
PURCHASE AND SALE AGREEMENT

owner of five percent or more of any voting securities of any of the Companies or (c) Affiliate of any of the Companies or any of the Sellers.
     Section 3.16 Intellectual Property.
          (a) Schedule 3.16(a) sets forth an accurate and complete list of all pending applications and registrations for: (i) Patents, (ii) Marks (registered and unregistered), (iii) Copyrights (registered and unregistered), and (iv) domain names, in each case, owned or filed by any of the Companies. Schedule 3.16(a) lists the record owner of each such item of Intellectual Property and the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Intellectual Property has been filed.
          (b) Except as set forth in Schedule 3.16(b), to the Knowledge of the Companies: (i) the Companies each have all right, title and interest in, or a valid, binding and continuing license to use, all Intellectual Property used in their respective businesses as currently conducted, free and clear of all Liens or obligations to others (other than as provided in any license obtained or granted by any of the Companies for any such item); (ii) the Intellectual Property owned by or licensed to any of the Companies includes all of the Intellectual Property necessary to enable the Companies to conduct their respective businesses in all material respects in the manner in which such business is currently being conducted.
          (c) The current development, manufacture, reproduction, use, license, marketing, importation, exportation, offer for sale or sale of the products or services of the Companies and the current business practices and methods of the Companies do not, to the Knowledge of any of the Companies, infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property of any Person. To the Knowledge of the Companies, no Person is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to any of the Companies, and no such claims have been made against any Person by any of the Companies.
          (d) To the Knowledge of the Companies, no claims have been asserted or threatened against any of the Companies by any Person challenging any of the Companies’ ownership or use of any such Intellectual Property or the validity, effectiveness or enforceability of any such Intellectual Property.
          (e) No material Trade Secret of any of the Companies, has been authorized to be disclosed or, to the Knowledge of the Companies, has been actually disclosed by any of the Companies to any employee or any other Person other than pursuant to a written non-disclosure agreement that includes restrictions on the disclosure and use of such Trade Secrets. The Companies have taken reasonable security measures (as determined by the industry in which the Companies operate) to protect the secrecy and confidentiality of all material Trade Secrets of the Companies, that any of the Companies.
          (f) There are no orders, judgments, decrees, writs, rulings, arbitration awards, settlement agreements or judicial stipulations to which the Companies are a party or by which
PURCHASE AND SALE AGREEMENT

the Companies are bound that restrict their rights to use any Intellectual Property used by any of the Companies in the operation of their respective businesses as currently conducted.
          (g) Except as set forth in Schedule 3.16(g), the consummation of the Transactions will not result in the loss or impairment of Buyer’s right to own or use any Intellectual Property used in the business of any of the Companies as currently conducted.
     Section 3.17 Material Contracts.
          (a) Schedule 3.17 sets forth a true, complete and correct list of the following Contracts to which any of the Companies are a party or by which any of their assets or properties are bound (collectively, the “Material Contracts”):
               (i) Each Contract, the performance of which could reasonably be expected to require net payments by or receipts to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per Company, in any calendar year (excluding employee compensation arrangements);
               (ii) Each Contract providing for any future contingent payment by any of the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;
               (iii) Each Contract with any Major Customer or Major Supplier;
               (iv) Each Contract containing covenants limiting the freedom of the Companies or any Affiliate of the Companies (including Buyer and its Affiliates after Closing) to negotiate and enter into this Agreement, engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;
               (v) Each Contract or other instruments providing for the borrowing or lending of money, in an amount in excess of Fifty Thousand Dollars ($50,000), whether as borrower, lender or guarantor;
               (vi) Each Contract relating to joint ventures, alliances, partnerships, or joint development or similar arrangements with any Third Party;
               (vii) Each Contract, consent, royalty or similar agreements relating to Intellectual Property involving payments in an amount in excess of One Hundred Thousand Dollars ($100,000) annual (other than shrink-wrap or other off-the-shelf license agreements and other Intellectual Property not material to the conduct of the business of the Companies);
               (viii) Each Contract with current or former officers, employees, directors, consultants, independent contractors or agents for employment and all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that will result in any obligation (absolute or contingent) of any of the Companies to make any payment in excess of Twenty Five Thousand Dollars ($25,000) to any current or former managers, officers, employees, consultants,
PURCHASE AND SALE AGREEMENT

independent contractors or agents following either the consummation of the Transactions, termination of employment (or the relevant relationship), or both;
               (ix) Each Contract with any Governmental Entity that has a remaining term in excess of thirty (30) days or is not cancelable (without material penalty, cost or other liability) within thirty (30) days;
               (x) Each Contact relating to any material Permits;
               (xi) Each Contract relating to the Real Property;
               (xii) Each Contract or commitment in which any of the Companies have granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory;
               (xiii) Each Contract for the acquisition or sale, directly or indirectly (by merger or otherwise) of assets (whether tangible or intangible, other than inventory sold in the Ordinary Course) or any Equity Interest to another Person;
               (xiv) Each Contract relating to the Equity Interests or other ownership in assets of another Person, including each Contract containing voting, management, change of control, or transfer provisions related to such capital stock or other assets; or
               (xv) Each Contract requiring bonuses to be paid to any Seller, at any time after December 31, 2010 or for any services performed prior to the Effective Date.
          (b) True, complete and correct copies of the written Material Contracts and descriptions of oral Material Contracts, if any, have been delivered to Buyer. Each of the Material Contracts is a valid and binding obligation of one or more of the Companies and, to the Knowledge of the Companies, enforceable against one or more of the Companies and the other parties thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and general principles of equity. Except for the consummation of the Transactions, no event has occurred that would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.
          (c) None of the Companies has received any written notice from any Third Party alleging that any of the Companies are, or, to the Knowledge of the Companies, any Third Party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through the Companies’ action or inaction or, to the Knowledge of the any of the Companies, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract.
          (d) None of the Companies have received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Material Contract. To the
PURCHASE AND SALE AGREEMENT

Knowledge of any of the Companies, no third party has threatened to terminate or not materially perform its obligations under any Material Contract.
     Section 3.18 Real Property. Schedule 3.18 sets forth each parcel of real property owned, leased or used by any of the Companies (the “Real Property”). The Companies have made available to Buyer a true and complete copy of each real estate lease to which any of the Companies are a party for the locations used by any of the Companies in their businesses (the “Leases”). To the Knowledge of the Companies, each Company has a valid leasehold interest in each of the Leases to which it is a party, free and clear of all Liens other than Permitted Liens. The use of the Real Property by the Companies in their businesses as presently conducted conforms in all material respects with applicable zoning Laws, regulations and Permits. The Companies enjoy peaceful and undisturbed possession under the Leases for all Real Property that is leased by the Companies.
     Section 3.19 Major Suppliers and Customers. Set forth in Schedule 3.19-1 is a list of the 10 largest suppliers and service providers to the Companies based on the dollar value of materials or services purchased by the Companies during the year ended December 31, 2010 and the three months ended March 31, 2011 (collectively, the “Major Suppliers”). Set forth in Schedule 3.19-2 is a list of the 10 largest customers of the Companies based on the dollar value of revenue generated by such customers for the year ended December 31, 2010 and the three months ended March 31, 2011 (collectively, the “Major Customers”). As of the date of this Agreement, none of the Companies have received written notice (or, to the Knowledge of the Companies, oral notice) of the termination or cancellation of, or any material adverse modification or change in the business relationship of the Company with any Major Supplier or Major Customer.
     Section 3.20 Personnel. Set forth in Schedule 3.20 is a list setting forth: (a) the name of each officer, manager and employee of each of the Companies receiving annual compensation in excess of $75,000, specifying the title of such officer, manager and employee and the annual salary, bonus, and other compensation that such officer, manager and employee is currently entitled to receive and (b) all arrangements with respect to any bonuses to be paid to any officer, manager or employee from and after the Effective Date, all pending claims for bonus by employees and former employees and all accrued vacation or paid time off benefits.
     Section 3.21 Assets. Schedule 3.21 includes a complete list of the material assets and properties owned, leased or licensed by each of the Companies as of March 31, 2011. Except as set forth in Schedule 3.21, and except for assets sold, used or otherwise disposed of since March 31, 2011 in the Ordinary Course, each of the Companies has good title to or a valid leasehold estate in, free and clear of any Liens other than Permitted Liens, all personal properties and assets reflected on the March 31 Balance Sheet. To the Knowledge of the Companies, all material operating equipment listed on Schedule 3.21 has not materially changed since March 31, 2011, ordinary wear and tear excepted.
     Section 3.22 Insurance. Schedule 3.22 contains a true, complete and correct list of all insurance policies of each of the Companies (the “Insurance Policies”), specifying the insurer, coverage, deductible, and term of each Insurance Policy. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been
PURCHASE AND SALE AGREEMENT

paid in full. To the Knowledge of the Companies, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the Transactions. The Companies have complied in all material respects with the provisions of each Insurance Policy. To the Knowledge of each of the Companies, no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, indicated in writing any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion. Since December 31, 2007, all of the Insurance Policies have been maintained in continuous force and effect.
     Section 3.23 Minute Books. The minute books of each of the Companies accurately reflect in all respects all material actions taken by written consent or resolution and meetings, by the respective members, managers and committees of each of them. Each Company’s Operating Agreement contains schedules or exhibits that accurately reflect all transactions in such Company’s Equity Interest of all classes. True, correct and complete copies of the minute books, if any, of each of the Companies have been made available to Buyer prior to the date hereof.
     Section 3.24 Bank Accounts. Schedule 3.24 hereto lists all banks and other financial institutions at which any of the Companies maintain deposit or other accounts or safe deposit boxes and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefor and the authorized signatories or Persons having access to such accounts.
     Section 3.25 Inventory. No portion of the inventory of the Companies reflected on the March 31 Balance Sheet is not useable and saleable in the Ordinary Course, subject to the allowance for excess and obsolete inventory reflected on the March 31 Balance Sheet (or in any notes thereto), as adjusted for operations and transactions through the date hereof and the Closing Date in the Ordinary Course.
     Section 3.26 Accounts Receivable. All Accounts Receivable of the Companies that are reflected on the March 31 Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course. As of the date hereof, there is no contest, claim or express right of set-off, other than returns in the Ordinary Course of Business of the applicable Company, under any Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable. Notwithstanding the foregoing, nothing in this Section 3.26 will constitute a guarantee (or similar assurance) of collection of any Accounts Receivable.
ARTICLE IIIA
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller, individually and not jointly and severally, hereby makes the representations and warranties to the Buyer with respect to such Seller (and only such Seller) that are set forth in this Article IIIA.
     Section 3A.1 Corporate Organization; Qualification. If Seller is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, Seller is duly
PURCHASE AND SALE AGREEMENT

organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization (as applicable).
     Section 3A.2 Title. Seller has good and valid title to all Equity Interests set forth next to Seller’s name on Schedule 3.2(a), free and clear of any Lien (other than restrictions imposed by securities Laws applicable to securities generally, rights of Buyer hereunder and any restrictions as set forth in the Companies’ Operating Agreements).
     Section 3A.3 Authorization. The Seller has all power and authority to execute and deliver this Agreement and to perform its, his or her obligations hereunder. If Seller is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, the execution and performance of this Agreement by Seller have been duly approved prior to the date of this Agreement by all requisite action of its board of directors, general partners, managers, trustees or the like (as the case may be). This Agreement has been duly and validly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and general principles of equity.
     Section 3A.4 Noncontravention. The execution, delivery and performance by the Seller of this Agreement do not and will not at the Closing contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the Equity Interests of the Seller under, any of the terms, conditions or provisions of (a) any Laws binding upon or applicable to the Seller or by which the Seller’s Equity Interests are bound, (b) any material Contract to which the Seller is a party, or (c) any Permit binding on such Seller. Other than the Companies’ Operating Agreements, the Seller is not a party to any agreement, voting trust, proxy or similar agreements relating to the Equity Interests.
     Section 3A.5 Brokers and Finders. There is no investment banker, financial advisor, broker, finder or other financial intermediary that has been retained by, or is authorized to act on behalf of the Sellers that might be entitled to any fee or commission from any of the Companies or any of its Affiliates upon consummation of the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Sellers that:
     Section 4.1 Organization; Foreign Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign
PURCHASE AND SALE AGREEMENT

corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary.
     Section 4.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Transactions have been duly and validly authorized by the sole general partner of Buyer and no other authorization proceedings on the part of Buyer are necessary to authorize the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity.
     Section 4.3 Noncontravention; Approvals and Consents.
          (a) The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents and the Transactions do not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Buyer under, any of the terms, conditions or provisions of (i) the partnership agreement of Buyer, or (ii) (A) any Laws binding upon or applicable to Buyer or by which any of its assets or properties are bound, (B) any Contract to which Buyer is a party or by which any of its assets or properties are bound, or (C) any Permit, excluding from the foregoing clauses (A), (B) and (C) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the Transactions.
          (b) Except for filings under the HSR Act, no consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party (other than that required under Section 7A of the Clayton Act, 15 USCA, Section 18 a) is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Buyer is a party or by which any of its assets or properties are bound for the execution, delivery and performance by Buyer of the Transaction Documents and the Transactions, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the Transactions.
     Section 4.4 Brokers and Finders. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer that might be entitled to any fee or commission from the Companies or the Sellers upon consummation of the Transactions.
PURCHASE AND SALE AGREEMENT

     Section 4.5 Investment Intent. Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and is acquiring the Equity Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the Equity Interests have not been registered under the Securities Act or any state securities Laws and are being transferred Buyer, in part, in reliance on the foregoing representation.
     Section 4.6 Buyer’s Independent Investigation. Buyer has performed an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations and financial condition of the Companies, including Buyer’s own estimate of the value of the Equity Interests. Buyer has had the opportunity to visit with each of the Companies and meet with such representatives of the Companies to discuss the foregoing matters. All materials and information requested by Buyer have been provided to Buyer to its reasonable satisfaction. Buyer has performed the due diligence Buyer deems adequate regarding all matters relating to this Agreement and the Transactions, including those described above. In connection with the foregoing, Buyer and its representatives have received certain estimates, budgets, forecasts, plans and financial projections (collectively, “Forward Looking Statements”). There are uncertainties inherent in the Forward Looking Statements, and Buyer is familiar with such uncertainties. Buyer is taking full responsibility for making its own evaluation of, and hereby assumes all risks regarding, the adequacy and accuracy of all Forward Looking Statements (including the reasonableness of the assumptions underlying the Forward Looking Statements).
     Section 4.7 Funding. On the date hereof Buyer has available cash or existing available borrowing capacity under committed borrowing facilities, and at Closing Buyer will have available cash, in each case that is sufficient to enable Buyer to consummate the Transactions. Buyer’s obligations hereunder are not contingent upon procuring any financing.
     Section 4.8 Solvency. Immediately after giving effect to the Closing, Buyer: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business after the Closing; and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.
ARTICLE V
CLOSING
     Section 5.1 Closing. The Closing of Transactions shall be held at the offices of the Buyer, 500 W. Illinois, Suite 100, Midland, Texas on a date not later than July 15, 2011 effective as of 7:00 a.m. Denver, Colorado time (the “Termination Date”) (or such other date, time and place as agreed by the parties). The date on which the Closing occurs in accordance with the preceding sentence is referred to as the “Closing Date.”
     Section 5.2 Deliveries of the Companies and the Sellers. At the Closing, the Companies and the Sellers, as applicable, shall deliver or cause to be delivered to the Buyer:
PURCHASE AND SALE AGREEMENT

          (a) The original of all documents evidencing 100% the Equity Interest of the Companies, together with endorsements or assignments transferring ownership to Buyer, if applicable;
          (b) employment agreements (which shall be in a form acceptable to Buyer and the parties executing same) between Buyer and each of the Employment Agreement Parties (the “Employment Agreements”), duly executed by such parties;
          (c) consulting agreements (which shall be in a form acceptable to Buyer and the parties executing same) between Buyer and each of the Consulting Agreement Parties (the “Consulting Agreements”), duly executed by such parties;
          (d) resignation letters from all persons who are officers or managers of any of the Companies, which letters shall evidence each such person’s resignation from his or her office or manager position effective as of the Closing (but not their resignation as an employee, if they are to become employees of the Buyer);
          (e) original certificates of title for all vehicles owned by any of the Companies free and clear of any Liens, and copies of certificates of title for all vehicles owned by any of the Companies that are subject to a Lien;
          (f) all Material Consents on terms reasonably satisfactory to Buyer, all duly executed;
          (g) a payoff letter or other documentation from each Person that is owed any Indebtedness to be paid out of the Purchase Price, setting forth the amount necessary for Buyer to pay (at the written direction of the Sellers’ Representative) such indebtedness in full as of the Closing Date;
          (h) a Certificate of an officer of each of the Companies certifying:
               (i) resolutions of the managers and members of each of the Companies granting the president or other duly authorized officers of each of the Companies the authority to execute the Transaction Documents to which they are a party; and
               (ii) the incumbency relating to the president and each person executing on behalf of each of the Companies any document executed and delivered to the Buyer pursuant to the terms hereof;
          (i) evidence of termination of all 401(k) plans of each of the Companies;
          (j) the Escrow Agreement, duly executed by the Companies and the Sellers;
          (k) non-competition agreements (which shall be in a form acceptable to Buyer and the parties executing the same) between Buyer and each of the Non-Compete Parties (the “Non-Competition Agreements”);
PURCHASE AND SALE AGREEMENT

          (l) a legal opinion, dated the Closing Date, from the law office of Perkins Coie LLP, special counsel for the Companies, in the form and substance satisfactory to Buyer, to the effect that (i) each of the Companies is a limited liability company with valid legal existence and is in good standing under the Laws of the State of Colorado; (ii) each of the Companies has all requisite power and authority to enter into this Agreement and perform its respective obligations hereunder; and (iii) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of the Company and is enforceable against each of the Companies in accordance with its terms, except as the enforceability may be limited by (A) equitable principles of general applicability or (B) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar Laws affecting the rights of creditors generally. In rendering such opinion, such counsel may rely upon (x) certificates of public officials and of officers of the Companies or the Sellers as to matters of fact and (y) on the opinion or opinions of other counsel; and
          (m) releases of all Liens on the Assets of the Companies and the Equity Interests and evidence of the termination of all UCC-1 financing statements (other than Permitted Liens).
     Section 5.3 Deliveries of the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers, or the other appropriate Persons, as directed in writing by the Seller Representative:
          (a) the Net Distributable Proceeds in accordance with Section 2.2, and the Escrow Payment and Holdback Amount to the Escrow Agent;
          (b) a Certificate of an officer of Buyer certifying:
               (i) resolutions of the governing board of the Buyer approving this Agreement and the other Transaction Documents to which it is a party and granting the chief executive officer or the president or other duly authorized officers of Buyer the authority to execute the Transaction Documents; and
               (ii) the incumbency relating to the chief executive officer or president and each person executing on behalf of the Buyer any document executed and delivered to the Sellers pursuant to the terms hereof.
          (c) the Employment Agreements, duly executed by Buyer;
          (d) the Consulting Agreements, duly executed by Buyer ;
          (e) the Escrow Agreement, with proper insertions and duly executed by Buyer;
          (f) the Non-Competition Agreements, duly executed by Buyer; and
          (g) a legal opinion, dated as of the Closing Date, from Lynch, Chappell & Alsup, a Professional Corporation, counsel for Buyer, in form and substance satisfactory to the Sellers, to the effect that: (i) Buyer has been duly organized and is validly existing as a limited partnership in good standing under the Laws of the State of Delaware; (ii) Buyer has the requisite
PURCHASE AND SALE AGREEMENT

power and authority to carry on its business as currently conducted and to own and operate the properties currently used and operated by it, and is duly qualified to do business and is in good standing as a foreign limited partnership in the State of Colorado; (iii) all proceedings required to be taken by or on the part of Buyer to authorize the execution of this Agreement and the implementation of the Transactions have been taken; and (iv) this Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except and enforceability may be limited by: (A) equitable principles of general applicability or (B) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar Laws affecting the rights of creditors generally. In rendering such opinion, such counsel may rely upon: (x) certificates of public officials and of officers of Buyer as to matters of fact and (y) the opinion or opinions of other counsel.
     Section 5.4 Conditions to Closing of the Buyer. The obligation of Buyer to purchase the Equity Interests of the Companies as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.
          (a) Representations, Warranties and Covenants. The representations and warranties of each of the Companies and each of the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters as of any other particular date. Each and all of the agreements and covenants of the Companies and each of the Sellers to be performed or complied with by them on or before the Closing Date pursuant to this Agreement shall have been performed and complied with in all material respects. Each of the Companies and each of the Sellers shall have delivered to Buyer a certificate in a form reasonably satisfactory to Buyer, dated the Closing Date, regarding the matters set forth in this Section 5.4.
          (b) Good Standing. The Sellers’ Representative shall have delivered to Buyer certificates issued by appropriate Governmental Entities evidencing the status of the Companies, as of a date not more than five calendar days prior to the Closing Date, in the State of Colorado, and as of a date not more than five calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction specified in Schedule 5.4(b) hereto.
          (c) Closing Deliveries. The Sellers shall have delivered or be standing ready to deliver to Buyer each of the items specified in Section 5.2 hereof and any such additional instruments of transfer of the Equity Interests as shall be reasonably requested by Buyer to vest in Buyer all the right, title and interest in and to the Equity Interests, in each case executed and dated the Closing Date.
          (d) No Litigation. No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect or threatened nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental
PURCHASE AND SALE AGREEMENT

Entity that, in any such case, prevents the consummation of the Transactions. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Buyer or its Affiliates) seeking to prevent the sale of the Equity Interests or asserting that the sale of all or a portion of the Equity Interests would be unlawful.
          (e) No Company Material Adverse Event. No Material Adverse Effect on the Companies shall have occurred since the date of this Agreement.
          (f) Licenses, Consents and Approvals. All licenses, consents or approvals of Governmental Entities required for the Sellers to consummate the Transactions shall have been obtained. The Sellers shall have delivered to Buyer a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Sellers to consummate the Transactions.
          (g) Consents of Third Persons. All of the Material Consents shall have been obtained on terms reasonably satisfactory to Buyer.
          (h) Resolutions. If and as applicable, the Sellers shall have delivered to Buyer certified copies of resolutions of the governing board or other equivalent body of each of the Sellers and the Companies approving this Agreement and the Transactions in a form reasonably acceptable to Buyer.
          (i) Employment and Consulting Agreements. Each of the Employment Agreement Parties shall have executed and delivered an Employment Agreement and each of the Consulting Agreement Parties shall have executed and delivered a Consulting Agreement.
          (j) Non-Competition Agreements. Each of the Non-Compete Parties shall have executed and delivered a Non-Competition Agreement.
          (k) HSR. All waiting periods set forth in the HSR Act and the rules promulgated thereunder shall have expired or shall have been terminated.
     Section 5.5 Conditions to Closing of the Sellers. The obligation of Sellers to sell the Equity Interests in the Companies as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Sellers in writing.
          (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters as of any other particular date. Each and all of the agreements and covenants of Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed and complied
PURCHASE AND SALE AGREEMENT

with in all respects. Buyer shall have delivered to the Sellers a certificate in a form reasonably acceptable to Sellers, dated the Closing Date, regarding the matters set forth in this Section 5.5.
          (b) Good Standing. Buyer shall have delivered to the Sellers a copy of a certificate issued by appropriate Governmental Entities evidencing the status of Buyer, as of a date not more than five calendar days prior to the Closing Date, in the State of Delaware.
          (c) Closing Deliveries. Buyer shall have delivered or be standing ready to deliver to the Sellers each of the items specified in Section 5.3 hereof.
          (d) Licenses, Consents and Approvals. All licenses, consents or approvals of Governmental Entities required for Buyer to consummate the Transactions shall have been obtained (including, specifically, that required under Section 7 A of the Clayton Act 18 USCA, Section 18 a). Buyer shall have delivered to the Sellers a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for Buyer to consummate the Transactions.
          (e) No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened nor shall there be any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the Transactions. No suit, action, claim, proceeding or investigation before any court or other Governmental Entity shall have been commenced or threatened by any Person (other than the Sellers or any of their respective Affiliates) seeking to prevent the sale of the Equity Interests or asserting that the sale of all or a portion of the Equity Interests would be unlawful.
          (f) Resolutions. Buyer shall have delivered to the Sellers a copy of certified resolutions of the Buyer (and its parent, Basic Energy Services, Inc.) approving this Agreement and the Transactions.
          (g) Agreements. The Buyer shall have delivered to the Sellers executed copies of the Employment Agreements, Consulting Agreements and Non-Competition Agreements.
          (h) HSR. All waiting periods set forth in the HSR Act and the rules promulgated thereunder shall have expired or shall have been terminated.
     Section 5.6 Additional Agreements.
          (a) Access to Information; Confidentiality.
               (i) Until the Closing, the Companies will furnish, Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives with all financial, operating and other data and information concerning the assets, commitments and properties of each of the Companies as Buyer shall from time to time reasonably request and will afford Buyer reasonable access to the offices, properties, books, records, contracts and documents of the Companies and will be given the opportunity to ask questions of, and receive answers from, representatives of each of the Companies and the
PURCHASE AND SALE AGREEMENT

Companies customers, vendors, counsel and advisors. As part of its investigation, Buyer shall have the right to conduct environmental assessments of the Companies’ properties as it deems appropriate. The Companies and the Sellers will cooperate with Buyer in the preparation of any documents or other materials that may be required by any Governmental Entity.
               (ii) The Company, Sellers and Buyer agree that the Confidentiality Agreement, dated as of February 28, 2011 (the “Confidentiality Agreement”), between the Companies and Buyer shall remain in full force and effect; provided, that the Companies and the Sellers hereby consent to Buyer and its representatives contacting, and engaging in discussions and conducting its due diligence investigation with employees, customers and suppliers of the Companies regarding the fact that Buyer has obtained Information (as defined in the Confidentiality Agreement) and that Buyer is engaged in evaluation and due diligence activities concerning this Agreement and the Transactions.
               (iii) Each Seller agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it or its representatives from the Buyer in connection with the Transactions except (A) as required by Law or any legal proceeding; (B) for disclosure to officers, managers, employees and representatives of such party as necessary in connection with the Transactions or as necessary to the operation of such party’s business; and (C) for information that becomes publicly available other than through such party. If the Transactions are not consummated, each party hereto (x) will return to the other party hereto all non-public documents and other material obtained from such other party, and all copies, summaries and extracts thereof, or certify to such other party that such information has been destroyed and (y) agrees not to use for its own benefit or for the benefit of any other Person any non-public information received by it or its representatives or Affiliates from the other party in connection with the Transactions. Notwithstanding the foregoing, each party and its representatives (I) may retain one set of the confidential information to the extent required to comply with Law or governmental regulations and (II) will not be obligated to erase any confidential information that is contained in an archived computer system backup in accordance with such party’s security and/or disaster recovery procedures; provided, however, that any such information retained under this paragraph shall continue to be subject to the terms of this Agreement.
          (b) Conduct of Business. The Companies covenant and agree with the Buyer that from and after the date hereof until the Closing or until this Agreement is terminated in accordance with its terms, except as expressly contemplated by this Agreement or as expressly consented to in writing by such other party, that the Companies shall:
               (i) operate only in the Ordinary Course with a view to maintaining the goodwill that each such entity now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of their respective employees and preserve their relationships with their respective customers, suppliers, distributors and other Persons having business relations with each such entity, except as would not individually or in the aggregate have a Material Adverse Effect;
               (ii) use reasonable efforts to maintain its assets in a state of repair, order and condition consistent with past practice;
PURCHASE AND SALE AGREEMENT

               (iii) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such entity applied on a consistent basis and not increase the carrying value of any assets above their historical costs;
               (iv) comply in all material respects with all statutes, Laws, orders and regulations applicable to it and to its businesses, operations, properties or assets;
               (v) not sell, assign, transfer, lease or otherwise dispose of any of its assets or properties, except for dispositions of inventories or equipment for value in the usual and Ordinary Course;
               (vi) preserve and maintain all rights that it now enjoys in and to its respective Intellectual Property and not sell, assign, transfer, lease or otherwise dispose of any of such Intellectual Property;
               (vii) not enter into any material Contract that is not in the Ordinary Course;
               (viii) not amend or modify any Material Contract, except in the Ordinary Course and as would not materially adversely affect its rights under any such contract;
               (ix) not consent to the termination of any Material Contract or waive any of its rights with respect thereto;
               (x) not permit any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;
               (xi) not make or rescind any Tax election, settle or compromise any proceeding with respect to any Tax liability, or except as may be required by applicable Law, make any change in method of accounting with respect to Taxes;
               (xii) not make or change any method of accounting or application of any principles under GAAP;
               (xiii) except as set forth on Schedule 5.6(b)(13), not change the terms of employment of any officer or senior employee or increase the compensation or rate of compensation or commissions or bonuses payable by it to any of its employees;
               (xiv) not authorize or issue, sell, pledge, dispose of or encumber any its Equity Interests;
               (xv) not grant any options, warrants or other rights to acquire Equity Interests (including any “phantom” shares);
               (xvi) not amend or otherwise modify any Articles of Organization or Operating Agreements;
PURCHASE AND SALE AGREEMENT

               (xvii) not amend any Benefit Plan except as required by Law or this Agreement; and
               (xviii) promptly notify the Buyer in writing if it becomes aware of any change in its business or operations that shall have occurred or that shall have been threatened (or any development that shall have occurred or that shall have been threatened involving a prospective change) that would reasonably be expected to have a Material Adverse Effect.
          (c) Negotiation with Others. The Companies and the Sellers agree that from the date hereof until the Closing Date or the termination of this Agreement pursuant to Section 5.7 hereof, the Sellers and the Companies will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss or accept or consider any proposal or offer from any Person not a party hereto or not affiliated with a party hereto with respect to a merger, consolidation, asset purchase, stock purchase or any similar transaction involving the Companies or their assets or properties. During such period, the Sellers’ Representative will immediately notify Buyer regarding any such contact regarding any such offer or proposal or any related inquiry.
          (d) Information; Supplements to Schedules.
               (i) During the period from the date of this Agreement to the Closing Date, Buyer, each of the Companies and the Sellers will promptly inform each other in writing of any claim, action or any proceeding commenced against such party with respect to the Transactions or any assets or property of the Companies.
               (ii) Buyer and the Companies shall from time to time up to the Closing Date, by notice in accordance with this Agreement, supplement, amend or create any Schedule to reflect changes in any disclosure from the date of this Agreement or items mistakenly omitted from disclosure at the time of this Agreement (all of such updates, amendments and supplements together with the Schedules that were made a part of this Agreement upon its execution, is the “Updated Disclosure Schedule”). No such Updated Disclosure Schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be supplemented or amended to add immaterial, as well as material, items thereto. Notwithstanding the foregoing, (A) for purposes of determining the satisfaction of the conditions in Sections 5.4 and 5.5, the Schedules will only contain the items contained in the Schedules upon this Agreement’s execution and the Updated Disclosure Schedule will have no effect and (B) if the Closing occurs, then thereafter for purposes of determining the presence of a breach of any representation or warranty made on the date of this Agreement or on the Closing Date for purposes of Article VI and rights to indemnification, the Schedules will be deemed to also contain each item in the Updated Disclosure Schedule; provided, however, that, for any breach of any representation or warranty made on the date of this Agreement, the Updated Disclosure Schedule will have no effect if such breach did not rise to the level of giving Buyer the right to refuse to effect the Closing under the terms of this Agreement (whether such breach is taken alone or combined with any other such breaches that occurred on the date of this Agreement).
PURCHASE AND SALE AGREEMENT

          (e) Delivery of Documents and Other Materials.
               (i) Each of the Companies shall maintain all documents, agreements, instruments, certificates, writings, notices, consents, affidavits, letters, telegrams, telexes, statements, files, computer disks, microfiches or other documents in electronic format, schedules, exhibits or any other paper or record whatsoever relating to the Companies that are in the possession or control of any of the Companies or the any of the Sellers, including, without limitation, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Companies stored on any electronic media, including computers (“Documents and Other Materials”). For a period of six (6) years after the Closing Date, Buyer agrees to provide the Sellers’ Representative with access to such Documents and Other Materials to the extent required for tax, financial accounting or legal purposes on a reasonable basis during normal business hours and to permit copies to be made of such Documents and Other Materials as may be reasonably needed, all at the expense of the Sellers seeking such information.
               (ii) The Companies and the Sellers agree to provide Buyer with access to any Documents and Materials not delivered to Sellers pursuant to Section 5.6(e)(i) above to the extent required for tax, financial, accounting, legal, operational or other reasonable purpose on a reasonable basis during normal business hours and to permit copies to be made of such Documents and Other Materials as may be reasonably needed; provided, however, that if any of such Documents and Other Materials retained by the Sellers and not otherwise delivered to Buyer at Closing are material to business or operation of the Companies, copies of such Documents and Other Materials shall be provided to Buyer at Closing.
               (iii) All such Documents and Other Materials so copied by any Seller pursuant to Sections 5.6(e)(i) and (ii) above shall be maintained by such party in confidence, except to the extent required to be disclosed under Law or in furtherance of any defense by such party or any thereof to any action, suit or proceeding against such party or such Affiliate; provided, however, that the party possessing such Documents and Other Materials shall be advised of any such proposed disclosure in advance and be entitled to seek a limitation on the use of such information and scope of such disclosure.
          (f) Further Assurances. Each of the Sellers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such bills of sale, assignments (including but not limited to assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for Buyer, as shall be necessary to vest in Buyer all the right, title and interest in and to the Equity Interests free and clear of all Liens and shall use his or its best efforts to cause to be taken such other action as Buyer may require to more effectively implement and carry into effect the Transactions, including promptly providing access to and copies of any Documents and Other Materials requested by Buyer pursuant hereto.
          (g) Release.
               (i) As of the Closing Date, each of the Sellers hereby for himself, herself or itself and his, her or its successors and assigns release, acquit and forever discharge
PURCHASE AND SALE AGREEMENT

Buyer, the Companies and their respective Affiliates, the officers, directors, employees and agents thereof and their respective successors and assigns, of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that such Seller or its Affiliates as of the Closing Date has, owns or holds or has at any time previously had, owned or held against such parties, including, without limitation, all liabilities created as a result of the negligence, gross negligence and willful acts of any of the Companies or the Sellers and their employees and agents, or under a theory of strict liability, existing as of the Closing Date or relating to any action, omission or event occurring on or prior to the Closing Date; provided, however, that any claims, liabilities, debts or causes of action that may arise in the connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any Transaction Document or other agreement relating to the Transactions or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement. Notwithstanding the foregoing, the releases and other agreements set forth in this Section 5.6(g) shall not apply to or otherwise limit, restrict or affect the indemnification, exculpation and other obligations set forth in Section 5.6(m) and in any other document or agreement.
               (ii) As of the Closing Date, each of the Sellers will represent and warrant that such Seller has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. Each of the Sellers covenants and agrees that such Seller will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. Each of the Sellers represents and warrants that such Seller has read and understands all of the provisions of this section and that such Seller has been represented by legal counsel of such Seller’s own choosing in connection with the negotiation, execution and delivery of this Agreement.
               (iii) The release provided by the Sellers pursuant to this section shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of Law by a released party, including Buyer, its Affiliates, officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and liabilities based on theories of strict liability.
          (h) Tax Matters.
               (i) Sellers’ Representative shall prepare and file (or cause to be prepared and filed) the final Tax Return on Form 1065 (and any similar form under applicable state and local Law) of each of the Companies for the Tax period ending on the Closing Date.
PURCHASE AND SALE AGREEMENT

               (ii) Buyer shall, in accordance with the past practice of the Companies, prepare and file (or cause to be prepared and filed) all Tax Returns of the Companies (other than Tax Returns described in Section 5.6(h)(i)) that relate to periods (or portions thereof) ending on or before the Closing Date and that are required to be filed after the Closing Date (after taking into account extensions therefor). Buyer shall provide Sellers’ Representative with a copy of each such Tax Return prior to the filing thereof for Sellers’ Representative’s review and approval which shall not be unreasonably withheld, delayed or conditioned. Sellers’ Representative shall cooperate with Buyer as reasonably requested by Buyer in the preparation of such Tax Returns.
               (iii) After the Closing Date, each of Buyer, the Companies, and the Sellers shall cooperate fully in preparing any Tax Returns of each of the Companies and in preparing for any audits of, or disputes or litigation with, taxing authorities regarding any Tax Returns with respect to any of the Companies and make available to the other parties and to any taxing authority as reasonably requested all information and documents relating to Taxes of the Companies.
               (iv) In the case of any Straddle Period, the amount of any Taxes with respect to the portion thereof ending on the Closing Date, (A) in the case of Taxes based on or measured by income, sales, gross receipts, wages, transfers or other taxable events, shall be determined based on an interim closing of the books as of the Closing Date, and (B) in the case of any other Tax, shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period
               (v) Buyer shall pay, and shall indemnify Sellers from and against all sales, use, transfer, Equity Interest transfer, real property transfer, and recording Taxes, and other similar Taxes and fees arising directly out of the Transactions.
          (i) Public Announcement. Buyer has previously issued a news release concerning the Transactions and Buyer (or its parent) has made filings with the Securities and Exchange Commission disclosing the Transaction. Sellers and the Company agree that, notwithstanding the provisions of Section 5.6(a)(iii) to the contrary, Buyer may make additional public disclosure regarding the Transactions contemplated hereby, including, but not limited to, by means of an additional news release or in filings made by Buyer (or its parent company) with the Securities and Exchange Commission and in connection with any offering of securities by Buyer or Buyer’s parent company and, if such disclosure involves confidential information concerning the Companies or the Seller, such disclosure shall be subject to Buyer providing a copy of any news release or filing in advance and Buyer agrees to correct any incorrect statements identified by the Companies prior to such public disclosure. In addition, the Sellers and the Companies agree to provide to Buyer (at Buyer’s sole cost and expense) such information as Buyer reasonably requests in connection with the preparation and distribution of disclosure documents to be used in connection with any securities offerings of Buyer (or its parent) and the Sellers and the Companies consent to the disclosure of such information in connection with any such offering.
PURCHASE AND SALE AGREEMENT

          (j) Termination of Certain Agreements. Except for the agreements listed on Schedule 5.6(j) hereto, effective prior to or as of the Closing, the Sellers and the Companies (as applicable) shall have terminated or cancelled all existing agreements between the Companies, on the one hand, and the Sellers or their respective Affiliates, on the other hand. Furthermore, any and all options to acquire Equity Interests (whether vested or unvested) shall automatically terminate.
          (k) Employee Matters. Active employees of the Companies as of the Closing who are legally eligible to work in the United States of America, successfully pass Buyer’s pre-employment drug screening, and otherwise qualify for employment with Buyer will be eligible for employment with Buyer or employment by Buyer, subject to Buyer’s standard employment requirements. The Companies’ employees employed by the Companies or Buyer immediately following Closing will be eligible to participate in Buyer’s employee benefit programs, i.e., 401(k), health plan, vision insurance, life insurance, accidental death and dismemberment insurance, long-term disability, short-term disability, and supplemental insurance, subject to the eligibility requirements of each plan, including, where applicable, any waiting period requirements. Notwithstanding the above, no employee of a Company employed by Buyer immediately following Closing who was participating in the Companies’ group health plan at the time of Closing, nor any participating eligible dependent of such employee, will suffer a lapse in group health coverage during any waiting period required by Buyer’s health plan. For the purpose of determining eligibility to participate, vesting, accrual of and entitlement to benefits (including, without limitation, determining rate of accrual for Paid Time Off and any health plan premium discount, but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Companies and their Subsidiaries and ERISA Affiliates (and predecessor employers to the extent any Company, Company Subsidiary or ERISA Affiliate or an analogous Companies’ Employee Plan provides past service credit) prior to the Closing will be credited as service with Buyer and its Subsidiaries. To the extent permitted under applicable Law, Buyer shall cause each of Buyer’s benefit programs that is an “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, in which any of the Companies’ employees (or the spouse or any dependent of any such employee) participates or becomes eligible to participate after the Closing (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Companies’ employees and their spouses and dependents to the extent waived, satisfied or not included under the analogous Companies’ Employee Plan, and (ii) to recognize for each Company employee and his or her spouse and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such plan any deductible, co-payment and out-of-pocket expenses paid by such employee and his or her spouse and dependents under the analogous Companies’ Employee Plan during the plan year of such Companies’ Employee Plan in which occurs the later of the Closing Date and the date on which the continuing employee begins participating in such Buyer plan.
          (l) HSR Filing. Prior to the date of this Agreement, the parties have made the initial filings required under the HSR Act with respect to the Transactions and shall use their commercially reasonable efforts to make all subsequent filings and submissions required under the HSR Act requested of Buyer and deemed commercially prudent by the Sellers’ Representative, in order to consummate the Transactions. In furtherance of the foregoing, each
PURCHASE AND SALE AGREEMENT

party will (i) promptly comply with any additional request for documents or information relating thereto, (ii) cooperate and cause its Affiliates (as required) to cooperate and assist in such filings and compliance, (iii) keep each other reasonably informed regarding the content of any communication to or from any Governmental Entity or representative with respect thereto, and (iv) defend against any action of any Governmental Entity or other Person that attempts to enjoin the Transactions; provided, however, that the parties’ obligations hereunder shall not be interpreted to require any party to divest assets with a value in excess of $1,800,000. As part of such filings, each party will request early termination of the applicable waiting period under the HSR Act and will, and will cause its Affiliates to, use commercially reasonable efforts to cause the expiration or early termination of the waiting period under the HSR Act. Each party will use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity or any other Person may assert under relevant antitrust and competition Laws with respect to the Transaction. The parties shall not take any action with the intention to or that such party believes would reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Entity under applicable antitrust and competition Laws, the expiration of any required waiting period thereunder or the early termination of any such waiting period.
          (m) For a period of seven (7) years following the Closing, Buyer shall cause the Companies (or their successors) to maintain in effect in the applicable Company’s organizational documents the provisions regarding limitation of liability and indemnification of current and former directors, officers and employees, and trustees or administrators of any of the Companies’ benefit plans, and the advancement of expenses incurred, contained in the organizational documents of the Companies, as applicable, immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by applicable Law such limitation of liability and indemnification obligations. Subsequent to the Closing, Buyer also agrees to cause the Companies to indemnify and advance expenses to current and former directors, officers and employees of the Companies and trustees or administrators of the Companies’ benefit plans, to the same extent as provided in the preceding sentence. For a period of at least seven (7) years following the Closing, Buyer shall cause the Companies to maintain (or cause to be maintained), in effect, either (i) the current policy of directors’ and officers’ liability insurance maintained by the Companies (provided, that the Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Closing (including consummation of the Transactions) or (ii) a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within seven (7) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the Transactions). Such policies or endorsements shall name as insureds thereunder all current and former directors and officers of the Companies. From and after the Closing Date, the Buyer shall cause the Companies to abide by and honor each of the Companies’ contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other Person, to the extent of such contractual obligation. It is expressly agreed that each Person to whom this Section relates will be a third party beneficiary of this Section. The premiums for any such insurance coverage shall not be deducted (without duplication) in determining Net Working Capital except to the extent paid before Closing. Buyer shall not cancel, amend or modify any such policies without the consent of all Persons covered by such policy.
PURCHASE AND SALE AGREEMENT

          (n) Except for the representations and warranties expressly set forth in Article III and Article III-A (which, for the avoidance of doubt, are qualified by any related item in the Schedules), the Companies and the Sellers are not making, and shall not be deemed to have made and nor will any Seller (or any other Person) have or be subject to any liability or damages arising out of, relating to or resulting from, any other representations or warranties, written or oral, statutory, express or implied (including with respect to merchantability or suitability or fitness for any particular purpose), as to the accuracy or completeness of any information regarding the Equity Interests, the Companies, the Sellers, or the business, assets (including the condition, value, quality or suitability of any assets or the business) or liabilities of the Companies and the Buyer, including in each case regarding (i) any information or document given or made available (or not given or made available) to Buyer or any Person on Buyer’s behalf regarding any of the Companies, (ii) the effect of any of the Transactions on the business of Buyer or on any of the Companies or the reaction thereto of any Person or (iii) any Forward Looking Statement (including any underlying assumption). Buyer hereby expressly assumes all risks arising out of, relating to or resulting from, and Buyer hereby disclaims all reliance upon, the matters in the preceding sentence (other than as expressly made in Article III and Article III-A) and Buyer hereby acknowledges and agrees that Buyer is acquiring the Equity Interests and the Companies and such other assets and interests on an “as is, where is” basis. BUYER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III AND ARTICLE III-A, NONE OF THE COMPANIES OR ANY SELLER HAVE MADE, AND EACH COMPANY AND EACH SELLER HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND EACH OF BUYER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND IS NOT RELYING ON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND EACH OF BUYER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS HERETOFORE FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES AND AFFILIATES BY OR ON BEHALF OF THE COMPANIES AND THE SELLERS. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLERS DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE EQUITY INTERESTS OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE COMPANIES, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     Section 5.7 Termination.
          (a) Termination Rights. The obligation of the parties to close the Transactions and this Agreement may be terminated as follows:
               (i) at any time, by mutual agreement of Buyer and the Sellers’ Representative;
               (ii) at any time, by Buyer, if a material default shall be made by any of the Companies or any of the Sellers in the observance or in the due and timely performance by
PURCHASE AND SALE AGREEMENT

any of the Companies or any of the Sellers of any agreements and covenants of any of the Companies and the Sellers herein contained or if there shall have been a material breach by any of the Sellers or the Companies (individually or in the aggregate) of any of the warranties and representations of the Sellers or Companies herein contained, in each case in a manner that would have a Material Adverse Effect, and such default or breach has not been waived by Buyer or has not been cured to Buyer’s reasonable satisfaction within ten (10) business days after receipt by the Sellers from Buyer of written notice of its intention to terminate pursuant to this Section 5.7(a)(ii);
               (iii) at any time, by the Sellers’ Representative, if a material default shall be made by Buyer in the observance or in the due and timely performance by Buyer of any agreements and covenants of Buyer herein contained or if there shall have been a breach by Buyer of any of the warranties and representations of Buyer herein contained and such default or breach has not been waived or has not been cured to the Sellers’ Representative reasonable satisfaction within ten (10) days after receipt by Buyer from the Sellers of written notice of its intention to terminate pursuant to this Section 5.7(a)(iii); or
               (iv) by Buyer or the Sellers’ Representative if the Closing shall not have occurred on or before the Termination Date or such other date as the Buyer and the Sellers’ Representative may agree upon, except in the case of a termination by Buyer, if a failure or impossibility to effect the Closing has been proximately caused by the Buyer breaching any representation, warranty, covenant or agreement contained in this Agreement or any of the other Transaction Documents, or, in the case of a termination by the Sellers’ Representative, if a failure or impossibility to effect the Closing has been proximately caused by the Sellers or the Companies breaching any representation, warranty, covenant or agreement contained in this Agreement or any of the other Transaction Documents.
          (b) Liability Upon Termination. Subject to the payment of the Walk-A-Way Deposit pursuant to Section 1.2(b), if the obligation to close the Transactions is terminated pursuant to any provision of Section 5.7(a) hereof, then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Sellers or Buyer, except that the Confidentiality Agreement will survive such termination and except and to the extent that such termination results from the willful and intentional breach by a party of any of its representations, warranties or agreements hereunder. The termination of this Agreement shall not relieve any party of its obligations under this Section 5.7(b).
          (c) Notice of Termination. The parties hereto may exercise their respective rights of termination under this Section 5.7 only by delivering written notice to that effect to the other party or parties, and such notice is received on or before the Closing Date.
ARTICLE VI
SURVIVAL AND INDEMNITY
     Section 6.1 Survival of Representations and Warranties. Subject to the limitations contained in this Article VI, all of the representations, warranties, covenants and agreements
PURCHASE AND SALE AGREEMENT

contained in this Agreement and the other Transaction Documents shall survive the Closing as follows:
          (a) All of the representations and warranties made by the Companies in Sections 3.1, 3.2, 3.3, 3.4, and 3.15 of this Agreement shall survive for the applicable statute of limitations. All of the representations and warranties made by the Sellers in Article III-A of this Agreement shall survive for the applicable statute of limitations;
          (b) All other representations and warranties made by Sellers or the Companies under this Agreement and the other Transaction Documents shall survive for a period ending twelve (12) months following the Closing Date;
          (c) All of the representations and warranties made by Buyer herein shall survive for a period ending twelve (12) months following the Closing Date; and
          (d) All of the covenants, agreements and other obligations under this Agreement and the other Transaction Documents shall survive for the applicable statute of limitations.
     It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Article VI is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VI for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
     Section 6.2 Indemnification by the Sellers. Subject to the limitations of this Article VI, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify, save, defend and hold harmless the Buyer from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as “Damages”), incurred in connection with or arising out of or resulting from or incident to any (a) breach of any covenant of any of the Companies or the Sellers; (b) breach or inaccuracy of the representations and warranties of the Companies or the Sellers set forth in this Agreement or (c) any matter (if any) identified by the Sellers’ Representative on Schedule 6.2(c). Notwithstanding the foregoing, for purposes of this Agreement “Damages” shall include only actual direct damages and shall not include any consequential, incidental, special, indirect or punitive damages.
     The parties acknowledge and agree that the representations and warranties contained in Article III-A and the covenants and agreements made by each Seller (except as provided above) in this Agreement are made individually by each Seller as to itself or himself only, and any Seller who has breached any such representation, warranty, covenant or agreement as to itself or himself shall be liable with respect to all Damages as a result of the breach thereof to the extent such Damages are proximately caused by such breach, subject to the limitations set forth in this Article VI, and no other Seller shall be liable with respect to such Damages. In no event will
PURCHASE AND SALE AGREEMENT

Buyer or any other Person be entitled to indemnification for the same Damages from more than one source. Subject to the other limitations set forth in this Article VI, the parties further acknowledge and agree that the Sellers’ indemnification obligations hereunder with respect to breaches of the representations and warranties of the Companies contained in Article III and the covenants and agreements of the Companies contained herein that are to be performed on or prior to the Closing shall be the joint and several obligations of each member of the Primary Seller Group.
     Section 6.3 Indemnification by the Buyer. Subject to the limitations of this Article VI, from and after the Closing Date, Buyer shall indemnify, save, defend and hold harmless the Sellers from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to any (a) breach of any covenant of Buyer or (b) breach or inaccuracy of the representations and warranties of Buyer set forth in this Agreement.
     Section 6.4 Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, or any claim to Damages is to be asserted hereunder, written notice thereof describing such lawsuit, enforcement action or claim in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified party is entitled to receive hereunder), shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) and prior to the expiration of the survival periods set forth in Section 6.1 (“Notice of Action”); provided that the failure of any indemnified party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified party demonstrates that the amount the indemnified party is entitled to recover exceeds the actual damages to the indemnifying party caused by such failure to so notify within ten (10) days and provided that such notice is given prior to the expiration of the survival periods set forth in Section 6.1. The indemnifying party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 6.4 (subject to the limitations set forth in this Article VI) to indemnify the indemnified party by a delivery of notice of such election (“Notice of Election”) within ten (10) days after delivery of the Notice of Action. Subject to the limitations set forth in this Article VI, upon delivery of the Notice of Election, the indemnifying party shall be entitled to take control of the defense and investigation of such lawsuit, action or claim and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s sole cost, risk and expense, and the indemnified party shall cooperate in all reasonable respects, at the indemnifying party’s sole cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial, and defense of such lawsuit, action or claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit, action or claim and any appeal arising therefrom. If a Notice of Election is delivered to the indemnified party, the indemnified party shall not pay, settle or compromise such claim without the indemnifying party’s consent. The indemnifying party may pay, settle or compromise any such claim in its sole discretion; provided that the indemnifying party may not pay, settle or compromise any such claim without the consent of the indemnified party (which consent may not be unreasonably withheld or delayed), if the indemnified party is not given a full and complete release of any and all liability and if the claim involves remedies against the indemnified party other than the payment of monetary Damages. If the indemnifying
PURCHASE AND SALE AGREEMENT

party elects not to defend the claim of the indemnified party or does not deliver to the indemnified party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified party may, but shall not be obligated to defend, or the indemnified party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying party but subject to the limitations set forth in this Article VI.
     Section 6.5 Indemnification Deductible. The parties shall not be entitled to indemnification under the provisions of this Article VI for any breaches of representations, warranties, covenants or agreements by any other party for any individual claim less than $50,000 (the “Minimum Claim Amount”), and until such time as the total of all individual claims exceeding the Minimum Claim Amount, and are therefore subject to indemnification, exceed $1,000,000 (the “Deductible”), at which time the indemnified party will be entitled to indemnification only for the amounts exceeding the Deductible.
     Section 6.6 Limitations on Indemnification. Sellers’ and Buyer’s aggregate liability for indemnification obligations pursuant to this Agreement shall be as follows:
          (a) For breaches and inaccuracies of representations and warranties made by the Companies pursuant to Sections 3.1, 3.2, 3.3 and 3.14 and by the Sellers under Article III-A, the Sellers shall not be obligated to indemnify Buyer for any amounts that, when aggregated with all other indemnification claims against the Sellers pursuant to this Article VI, exceed each Seller’s Pro Rata Share;
          (b) For breaches and inaccuracies of all other representations, warranties, covenants and agreements made by the Sellers in this Agreement and the other Transaction Documents, the Sellers, in the aggregate, shall not be obligated to indemnify Buyer for any amounts that, when aggregated with all other indemnification claims against the Sellers pursuant to this Article VI, exceed $13,500,000; and
          (c) For breaches and inaccuracies of all representations, warranties, covenants and agreements made by the Buyer in this Agreement and the other Transaction Documents, Buyer shall not be obligated to indemnify Sellers for any amounts that, when aggregated with all other indemnification claims against the Buyer pursuant to this Article VI, exceed $13,500,000.
          (d) No party may bring any claim for indemnification under this Article VI to the extent notice of such claim is sent after the expiration of the survival periods set forth in Section 6.1. Any Damages for which a party would otherwise be obligated to provide indemnification hereunder will be offset to the extent such Damages are reflected in the adjustments to the Purchase Price under Article II or to the extent such party has already recovered Damages with respect to such matter pursuant to another provision of this Agreement. Until the Escrow Payment has been depleted, the Escrow Payment will be the sole source of funds from which to satisfy all indemnification claims hereunder and no claim may be made against any individual Seller until such time. In no event will any Seller’s aggregate liability for Damages under this Article VI or otherwise exceed, in the aggregate, such Seller’s Pro Rata Share.
PURCHASE AND SALE AGREEMENT

     Section 6.7 Other Matters Pertaining to Indemnification.
          (a) Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith, including refraining from encouraging or soliciting any Third Party Claim. The amount of any Damages for which indemnification is provided under this Article VI shall be net of (i) any amounts actually recovered by the indemnified party under insurance policies in effect and applicable to such Damages (it being agreed that the indemnified party shall use its commercially reasonable efforts to obtain recovery under such insurance policies), and (ii) any amounts received by the indemnified party from any Third Party in respect of such Damages and (iii) any Tax Benefit received by the indemnified party as a result of any Damages. Buyer shall, and shall cause the Companies to, seek full recovery under all insurance policies and other collateral sources covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder, and Buyer shall not, and shall cause the Companies not to, terminate or cancel any insurance policies in effect for periods prior to the Closing. If an insurance or other recovery is made by Buyer or any of the Companies or any of their respective Affiliates with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Sellers’ Representative (on behalf of each Seller in accordance with the instructions of the Sellers’ Representative). If an indemnifying party makes an indemnification payment to a Person hereunder with respect to any Damages then such indemnifying party will be subrogated, to the extent of such payment, to all related rights and remedies of such Person under any insurance policy or otherwise against or with respect to such Damages, except with respect to amounts not yet recovered by such Person (or any other such Person entitled to indemnification hereunder) under any such insurance policy or otherwise that already have been netted against such Damages for purposes of determining the indemnifiable amount of such Damages. Promptly following such indemnifying party’s request, such Person will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.
          (b) Except for Section 5.6(h)(v) and Section 7.14, the remedies that cannot be waived as a matter of Law and injunctive and provisional relief (including specific performance), if the Closing occurs, indemnification pursuant to the provisions of this Article VI shall be the sole and exclusive remedy of the parties with respect to any matters arising under, resulting from or relating to this Agreement, any closing document executed and delivered pursuant to the provisions hereof and the Transactions, and the only legal action that may be asserted by any party with respect to any matter that is the subject of this Article VI shall be a contract action to enforce, or to recover damages for the breach of, this Article VI. In furtherance of the foregoing, to the maximum extent permitted by applicable Law, each party hereto hereby waives and (if necessary to give effect to this Section 6.7(b) will cause each indemnified Person, as applicable, to waive), all claims, causes of action and other remedies of such Person against any party hereto as a matter of contract, equity, tort, strict liability, under or based upon any applicable Law or otherwise (including for rescission), except to the extent expressly stated in this Article VI. Except as provided by this Article VI and in Sections 5.6(h)(v) and 7.14, no claim, action or remedy shall be brought or maintained after the Closing by Buyer against the Sellers, and no recourse shall be brought or granted against the Sellers, by virtue of or based upon any alleged
PURCHASE AND SALE AGREEMENT

misstatement or omission respecting an inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements of the Companies or Sellers set forth in this Agreement. In addition, no claim shall be brought or maintained by Buyer or any other Buyer indemnified party or any of their respective successors or permitted assigns against any officer, member, manager, employee (present or former), partner or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate or other document delivered hereunder.
          (c) The parties hereto agree that the sole and exclusive remedy of the Companies and the Sellers with respect to the failure of the Buyer to consummate the Transactions are as set forth in Section 2.1(b). Each party hereto acknowledges and agrees that the other rights and obligations of each party set forth in this Agreement, including Buyer’s rights to consummate the Transactions, are unique and that, if this Agreement is not performed in accordance with its terms or is otherwise breached, a non-breaching party may be damaged irreparably and have no adequate remedy at law. Accordingly, and except as set forth in Section 2.1(b), the parties hereto agree that any such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such non-breaching party’s rights and the breaching party’s obligations under the terms of this Agreement by bringing an action or actions for specific performance (including the right of Buyer for specific performance of any and all of the Transactions), injunctive and/or other equitable relief (without posting of bond or other security). If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus 20 business days or (ii) such other time period established by the court presiding over such action.
          (d) The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article VI (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
          (e) Notwithstanding any other term herein, no Person will have any right to indemnification from the Sellers hereunder (i) regarding any breach of any of the representations, warranties, covenants and agreements set forth herein or any of the other Transaction Documents if Buyer had actual knowledge of such breach (or the facts and circumstances giving rise to such breach) on or prior to the date hereof, or (ii) for any Damages or alleged Damages by any Person to the extent such Damages or alleged Damages resulted from a breach for which Buyer could have terminated this Agreement. Buyer shall have no indemnification obligations with respect to Damages by a Seller to the extent that prior to the date hereof any Seller had actual knowledge of the material facts required to constitute such claim; and no party shall have any indemnification obligation hereunder to the extent that a claim for indemnification is related to a representation, warranty, covenant or agreement that has expired pursuant to Article VI hereof and is brought after such expiration.
PURCHASE AND SALE AGREEMENT

          (f) Any indemnification payments made pursuant to this Agreement shall be treated by the parties for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of other applicable Law).
     Section 6.8 Release of Escrow Payment. On the date that is twelve (12) months following the Closing Date, or if such date is not a business day, the first business day following such date, the Escrow Agent shall disburse to the Sellers to the accounts designated by the Sellers’ Representative based on each Seller’s share (based on the Final Pro Rata Share, as adjusted to reflect any indemnification obligations of any Seller) of the remaining Escrow Payment, an amount equal to the remaining Escrow Payment (plus any interest) as of such date less (a) the amount, if any, of the Escrow Payment which the Escrow Agent has been instructed to disburse in accordance with the Escrow Agreement but not actually disbursed as of such date and (b) a reasonable reserve amount in the amount of any claims for Damages submitted by Buyer prior to such date in accordance with this Article VI that remain unresolved as of such date.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Buyer, to:
Basic Energy Services, L.P.
500 W. Illinois, Suite 100
Midland, Texas 79701
Attention: Mr. Kenneth V. Huseman, President and CEO
Facsimile No.: 432-620-5501
with a copy, which shall not constitute notice, to:
Lynch, Chappell & Alsup, P.C.
300 N. Marienfeld, Suite 100
Midland, Texas 79701
Attention: Mr. James M. Alsup
Facsimile No.: 432-683-2587
if to the Companies, to:
The Maverick Companies, LLC
88 Inverness Circle East G-101
Englewood, CO 80112
Attention: Mr. Kristian E. Grimland
Facsimile No: 303-757-7610
if to the Sellers or the Sellers’ Representative, to:
Mr. Kristian E. Grimland
PURCHASE AND SALE AGREEMENT

88 Inverness Circle East G-101
Englewood, CO 80112
Facsimile No: 303-757-7610
with a copy, which shall not constitute notice, to:
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
Attention: Mr. Nathaniel G. Ford
Facsimile No.: 303-291-2400
     or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section 7.1 and the appropriate facsimile confirmation is received or if given by overnight courier or personal delivery when delivered at the address specified in this Section 7.1.
     Section 7.2 Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Transactions are consummated.
     Section 7.3 Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed by the Sellers’ Representative and Buyer. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 7.4 Further Assurances. Each of the parties hereto will act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from Governmental Entities or other Third Parties. Each of the parties hereto shall also refrain from taking, directly or indirectly, any action that would impair such party’s ability to consummate the Transactions.
     Section 7.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Buyer and the Sellers’ Representative. Any purported assignment in violation hereof shall be null and void.
     Section 7.6 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf)), all of which taken together shall constitute one and the same instrument. This Agreement to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall
PURCHASE AND SALE AGREEMENT

be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such instrument, each other party shall re-execute original forms thereof and deliver them to all of the parties. No party hereto or to any such instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense relate to lack of authenticity.
     Section 7.7 Third Party Beneficiaries. Except as set forth in Section 5.6(m), the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 7.8 Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, notwithstanding any conflict of law provisions to the contrary.
     Section 7.9 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any state or federal court in the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 7.1 shall be deemed effective service of process.
     Section 7.10 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Schedules, Exhibits and Annexes hereto, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
     Section 7.11 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
PURCHASE AND SALE AGREEMENT

     Section 7.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     Section 7.13 Headings; Construction. The section and article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) the word “including” shall mean “including without limitation,” whether or not expressed, (b) any reference herein to an annex, article, clause, section, or schedule refers to an annex, article, clause, section, or schedule to this Agreement, unless otherwise stated, and (c) when calculating the period of time within or following which any act is to be done or steps taken, the date that is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day that is a Business Day. Words in the singular shall be held to include plural and vice versa. Words of one gender shall be held to include the other genders as the context requires and words denoting natural persons shall include corporations, limited liability companies and other entities and vice versa, as applicable.
     Section 7.14 Sellers’ Representative. The Sellers hereby designate Kristian E. Grimland to act as Sellers’ Representative hereunder and serve as each Seller’s attorney-in-fact and agent in connection with the consummation of the Transactions and the performance of all obligations hereunder. This power is irrevocable and coupled with an interest and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller. Sellers’ Representative may execute any and all instruments or other documents on behalf of Sellers, and do any and all other acts or things on behalf of Sellers, which Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of any or all Sellers, give and receive notices on behalf of any or all Sellers, and act on behalf of Sellers in connection with any matter as to which any or all Sellers are or may be obligated under this Agreement or any document executed in conjunction herewith, all in the absolute discretion of Sellers’ Representative, (b) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement on behalf of the Sellers and the Companies, (c) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article VI and performance of obligations under Article II, (d) take all actions and make all decisions regarding the allocation and/or pro-ration of such items as proceeds, expense items, taxes, escrow amounts, indemnification expenses or liabilities and other similar types of items, and (e) take all actions necessary with respect to the payment of fees owed to accountants and attorneys in connection with the Transactions. Sellers shall
PURCHASE AND SALE AGREEMENT

cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning its responsibilities hereunder, but it is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers in the performance of its designated role under this Agreement, but Sellers’ Representative shall have no financial liability, fiduciary or similar duties, or other responsibility whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers shall indemnify, defend and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct by Sellers’ Representative. Seller’s Representative may retain in his sole discretion, up to $500,000 from the Purchase Price as a fund for the payment of expenses payable by Sellers pursuant to the provisions hereof, which shall be deducted from each Seller’s Pro Rata Share. Sellers’ Representative may resign at any time by notifying Buyer and Sellers in writing and the Sellers shall be entitled to appoint a successor Sellers’ Representative. By written notice to the Buyer, the Sellers holding more than 50% of the proceeds to be distributed pursuant to this Agreement may appoint a different Sellers’ Representative from time to time.
     Section 7.15 Disclosure Schedules. Certain information is contained in the Schedules solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter disclosed in any Schedule, representation or warranty in a manner that makes its relevance to one or more other Schedules, representations or warranties readily apparent will be deemed to have been appropriately included in each such other Schedule, representation or warranty (notwithstanding the presence or absence of any reference in or to any Schedule, representation or warranty).
     Section 7.16 Waiver of Jury Trial. The Buyer, the Sellers’ Representative and each Seller hereby waive, to the extent permitted by applicable Law, trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement or the validity, protection, interpretation or enforcement thereof. The Buyer, the Sellers’ Representative and each Seller agree that this Section is a specific and material aspect of this Agreement and would not enter into this Agreement if this Section were not part of this Agreement.
     Section 7.17 Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Perkins Coie LLP has served as counsel to the Companies, in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the Transactions, and that, following consummation of the transactions contemplated hereby or thereby, Perkins Coie LLP may serve as counsel to the Sellers’ Representative in connection with any litigation, claim or obligation arising out of or relating to the Transaction Documents or
PURCHASE AND SALE AGREEMENT

the Transactions or any other matter notwithstanding such representation (or any continued representation) of the Companies, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
* * * * *
PURCHASE AND SALE AGREEMENT

     IN WITNESS WHEREOF, each party has executed this Agreement effective as of the date first above written.

COMPANIES: MAVERICK STIMULATION COMPANY, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

MAVERICK COIL TUBING SERVICES, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

MCM HOLDINGS, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

MAVERICK THRU-TUBING SERVICES, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

THE MAVERICK COMPANIES, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

[Signature page continues on following page.]
SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

MAVERICK SOLUTIONS, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

MSM LEASING, LLC
By:	/s/ Kristian E. Grimland
	Name:	Kristian E. Grimland
	Title:	General Manager

SELLERS’ REPRESENTATIVE:
By:	/s/ Kristian E. Grimland
Kristian E. Grimland

PRIMARY SELLER GROUP:
/s/ Timothy L. Anderson
Timothy L. Anderson

/s/ J.D. Gregory
J.D. Gregory

/s/ Jerry Don Gregory
Jerry Don Gregory

/s/ Kristian E. Grimland
Kristian E. Grimland

/s/ Lyle F. Schadegg
Lyle F. Schadegg

/s/ Larry J. Young
Larry J. Young
[Signature page continues on following page.]
SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

OTHER SELLERS:
/s/ Robert V. Bruce
Robert V. Bruce

/s/ Michael R. Cole
Michael R. Cole

/s/ Jacob R. Cuckow
Jacob R. Cuckow

/s/ Stanley E. Dayley
Stanley E. Dayley

/s/ Matthew J. Hoffman
Matthew J. Hoffman

/s/ Wayne E. Larsen
Wayne E. Larsen

/s/ Shane A. Madden
Shane A. Madden

/s/ Alan G. Moehr
Alan G. Moehr

/s/ Joseph W. Sanders
Joseph W. Sanders

/s/ Michael Cuckow
Michael Cuckow

/s/ John T. Pursley
John T. Pursley

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER: BASIC ENERGY SERVICES, L.P. By: Basic Energy Services GP, LLC, its General Partner
By:	/s/ Kenneth V. Huseman
	Name:	Kenneth V. Huseman
	Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Annex I
Glossary
     “Arbitrating Accountant” has the meaning specified in Section 2.1(g).
     “Affiliate” means (i) Sellers’ Immediate Family Members; (ii) any Seller or any Seller’s Immediate Family Members; or (iii) any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person, or any of their Immediate Family Members. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Accounts Payable” means any and all accounts payable or amounts owing and payable by any of the Companies, all as of the Closing Date.
     “Accounts Receivable” means any and all accounts receivable and notes receivable of or amounts owing or payable to any of the Companies, net of the reserves calculated consistent with the Companies’ past practices and in accordance with GAAP, consistently applied, all as of the Closing Date.
     “Agreement” has the meaning specified in the preamble to this Agreement.
     “Balance Sheet Date” means December 31, 2010.
     “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in Denver, Colorado.
     “Buyer” has the meaning specified in the preamble to this Agreement.
     “Cash” means, with respect to the Companies, an amount equal to all cash equivalents held by the Companies, in each case, on a consolidated basis at the close of business on the day immediately preceding the Closing Date (as such amount would be reported on a consolidated balance sheet of the Companies as of such date that was prepared in a manner consistent with the preparation of the Financial Statements). For purposes of this definition, “cash equivalents” means an amount equal to all cash on hand in the Companies bank, lock box and other accounts (including cash resulting from the clearance of checks deposited with the Companies prior to the Closing Date, whether or not such clearance occurs before, on or after the Closing Date) net of all “cut” but un-cashed checks outstanding as of the close of business on the business day immediately preceding the Closing Date, plus the amount of all marketable securities owned by the Companies, plus the amount of all deposits held by Third Parties for the benefit of the Companies.
     “Closing” has the meaning specified in Section 2.1.
     “Closing Date” has the meaning specified in Section 5.1.
     “Closing Date Statement” has the meaning specified in Section 2.1(d).
PURCHASE AND SALE AGREEMENT

     “Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
     “Companies” means Maverick Stimulation Company, LLC, Maverick Coil Tubing Services, LLC, Maverick Thru-Tubing Services, LLC, MCM Holdings, LLC, The Maverick Companies, LLC, Maverick Solutions, LLC and MSM Leasing, LLC, collectively.
     “Companies’ Articles of Organization” has the meaning specified in Section 3.2.
     “Companies Balance Sheet” means the Companies’ balance sheet for the fiscal year ended December 31, 2009.
     “Companies’ Employee Plans” has the meaning assigned in Section 3.9(a).
     “Companies’ Operating Agreements” has the meaning specified in Section 3.2.
     “Confidentiality Agreement” has the meaning specified in Section 5.6(a)(2).
     “Consulting Agreement Parties” means Kristian E. Grimland and any other Person mutually agreed upon by the Sellers’ Representative and the Buyer and listed on Schedule 5.2(c).
     “Consulting Agreement” has the meaning specified in Section 5.2(c).
     “Contract” means any written or oral contract, agreement, lease, note, loan, bond, mortgage, security agreement, indenture, guaranty, license, franchise, permit, concession, option, or other obligation or agreement.
     “Current Assets” means the consolidated assets of the Companies that are treated as current assets under GAAP including Cash, the Accounts Receivable, inventory, and lease deposits, licenses and permits, prepaid rent and other prepaid expenses to third party vendors for goods or services reasonably expected to be delivered or provided within twelve months and such amount as is required to reimburse the Companies for the capital expenditures set forth on Schedule I and such other capital expenditures made by the Companies between the date of this Agreement and the Closing Date, in each case as specifically identified on the Working Capital Schedule.
     “Current Liabilities” means the consolidated liabilities of the Companies that are treated as current liabilities under GAAP (exclusive of Indebtedness to the extent included in the calculation of the Net Distributable Proceeds, whether or not categorized as current liabilities under GAAP) plus the deferred payment liabilities as set forth on Schedule II and all as determined in accordance with the Working Capital Schedule.
     “Damages” has the meaning specified in Section 6.2.
     “Deductible” has the meaning specified in Section 6.5.
     “Default” has the meaning specified in Section 3.17(c).
     “Determination Date” has the meaning specified in Section 2.1(d).
PURCHASE AND SALE AGREEMENT

     “Dispute Notice” has the meaning specified in Section 2.1(d).
     “Documents and Other Materials” has the meaning specified in Section 5.6(e).
     “Effective Date” has the meaning specified in the preamble to this Agreement.
     “Employment Agreement Parties” means Timothy Anderson, Lyle F. Schadegg, Larry J. Young and John Sokol and any other Person mutually agreed upon by the Sellers’ Representative and the Buyer and listed on Schedule 5.2(b).
     “Employment Agreements” has the meaning specified in Section 5.2(b).
     “Environmental Laws” means any Law (excluding the common law) currently in effect and as may be amended or supplemented, and any judicial or administrative interpretation thereof, relating to Hazardous Substances or pollution or the regulation and protection of human health, safety, the environment or natural resources, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; the Outer Continental Shelf Lands Act, 43 U.S.C. § 1331 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and each of their state and local counterparts or equivalents.
     “Environmental Liabilities” means all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.
     “Environmental Permits” means all Permits required by any Governmental Entity under any Environmental Law.
     “Equity Interest” means with respect to any Person:
          (a) any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on
PURCHASE AND SALE AGREEMENT

a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person);
          (b) securities of such Person convertible into or exchangeable for any such shares, interests, participations, rights in, or other equivalents described in clause (a) above; and
          (c) options, warrants or other rights to acquire from such Person, or obligations of such Person to issue, any shares, interests, participations, rights in, or other equivalents described in clause (a) above or securities described in clause (b) above, or requiring payments based on the value of any such shares, interests, participations, rights in, or other equivalents described in clause (a) above.
     “ERISA” has the meaning specified in Section 3.10(a).
     “ERISA Affiliate” has the meaning specified in Section 3.10(c).
     “Escrow Agent” has the meaning specified in Section 2.1(b).
     “Escrow Agreement” has the meaning specified in Section 2.2(b).
     “Estimated Closing Date Balance Sheets” has the meaning specified in Section 2.1(c).
     “Estimated Net Working Capital” has the meaning specified in Section 2.1(c).
     “Estimated Statement” has the meaning specified in Section 2.1(c).
     “Escrow Payment” shall be Ten Million Dollars ($10,000,000).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Financial Statements” has the meaning specified in Section 3.5(a).
     “Forward-Looking Statements” has the meaning specified in Section 4.6.
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “Governmental Entity” means any supranational, federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.
     “Hazardous Substances” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, explosive, radioactive, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, and naturally-occurring radioactive material.
     “Holdback Amount” shall be Five Hundred Thousand Dollars ($500,000).
PURCHASE AND SALE AGREEMENT

     “Holdback Period” has the meaning specified in Section 2.2(b).
     “HSR Act” has the meaning specified in Section 3.4(b).
     “Immediate Family Members” means any son, daughter, step-son, step-daughter, spouse, parent, step-parent, or parent or step-parent of spouse of such Person.
     “Indebtedness” means any obligation or other liability of the Company under or for any of the following (excluding any trade payable incurred in the Ordinary Course): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument; (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.
     “Insurance Policies” has the meaning specified in Section 3.22.
     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof (collectively, “Patents”), (c) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”), (d) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”), (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”), (g) all source code and object code versions of computer software (including data and related documentation), (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending, filed) arising out of or related to any infringement or misappropriation of any of the foregoing.
     “Knowledge” means the actual knowledge of Kristian E. Grimland, Larry Young, Lyle Schadegg, Robert V. Bruce, Andrew Iverson, and Timothy L. Anderson.
     “Law” means any supranational, federal, state, local, or foreign law, common law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction, ordinance or other legal requirement, including any arbitral decision or award.
     “Leases” has the meaning specified in Section 3.18.
PURCHASE AND SALE AGREEMENT

     “Lien” means any mortgage, claim, lien, limitation, condition, equitable interest, pledge, charge, security interest, option, easement, encroachment, right of first refusal or other right to purchase, adverse claim or restriction or reservation of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other encumbrance of any kind whatsoever; provided, however, that the term “Lien” shall not include the Permitted Liens.
     “Major Customers” has the meaning specified in Section 3.19.
     “Major Suppliers” has the meaning specified in Section 3.19.
     “March 31 Balance Sheet” has the meaning specified in Section 3.5.
     “Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Companies, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to any industry in which the Companies operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) the taking of any action or the satisfaction of any obligation contemplated by this Agreement and the other Transaction Documents, (v) the announcement of the Transactions, (vi) the identity of Buyer and its Affiliates and Buyer’s post-Closing plans for the business of the Companies and the Companies’ suppliers, customers and employees, (vii) changes generally applicable to the Companies’ industry, including changes in the accounting principles and practices and Laws, rules and regulations applicable to the Companies’ business and industry, or (viii) natural disasters, labor unrest, strikes, sabotage and other “acts of God;” or (b) any adverse effect regarding the business, assets, condition (financial or otherwise) or results of operations of the Companies that is, in all material respects, cured or otherwise mitigated before the Closing Date.
     “Material Consent” means any consent, approval, waiver, notice, authorization, or novation, as the case may be, required by the terms of any Material Contract or any other agreement or Permit set forth on Schedule 5.4(g) in connection with the consummation of the Transactions, the failure of which to obtain would reasonably be expected to (i) cause a Material Adverse Effect, (ii) cause the applicable Company’s loss of its right, title and interest to a Material Contract, or (iii) otherwise materially interfere with the applicable Company’s ability to realize the benefits of such Material Contract following the Closing.
     “Material Contracts” has the meaning specified in Section 3.17(a).
PURCHASE AND SALE AGREEMENT

     “Minimum Claim Amount” has the meaning specified in Section 6.5.
     “Net Distributable Proceeds” means the Purchase Price (as adjusted by the Estimated Net Working Capital), less the Escrow Payment, less the Holdback Amount and less any Indebtedness.
     “Net Working Capital” means the Current Assets less the Current Liabilities of the Companies on the date of such calculation.
     “Non-Compete Parties” means each of the Primary Seller Group and any other Person mutually agreed upon by the Sellers’ Representative and the Buyer and listed on Schedule 5.2(k).
     “Non-Competition Agreements” has the meaning specified in Section 5.2(k).
     “Notice of Action” has the meaning specified in Section 6.4.
     “Notice of Election” has the meaning specified in Section 6.4.
     “Ordinary Course” means any action taken by any of the Companies that (a) is consistent with the past practices of such Company and is taken in the ordinary course of the normal day-to-day operations of such Company and (b) is not required to be authorized by the governing body Company (or by any Company or group of Companies exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person.
     “Permit” means any permit, license, easement, variance, exemption, consent, certificate, approval, authorization of and registration with and under all Laws and from all Governmental Entities.
     “Permitted Liens” means any: (a) Lien listed in the Disclosure Schedule or noted in any of the Financial Statements; (b) Lien for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; (c) Lien arising under any original purchase price conditional sales contract or equipment lease; (d) easement, covenant, condition or restriction of record; (e) easement, covenant, condition or restriction not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of any of the Companies; (f) zoning or other governmentally established Lien; (g) pledge or deposit to secure any obligation under any workers or unemployment compensation Law or to secure any other public or statutory obligation; (h) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Lien arising or incurred in the Ordinary Course of the applicable Person that secures any amount that is not overdue for a period of more than 90 days; (i) railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign; or other imperfection of title or license or other Lien, if any, that does not materially impair the use or operation of any asset to which it relates in the conduct of the business of the applicable Person as presently conducted; (j) restrictions imposed by securities Laws applicable to securities generally; and (k) restrictions set forth in the Companies’ Operating Agreements.
PURCHASE AND SALE AGREEMENT

     “Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.
     “Primary Seller Group” has the meaning specified in the preamble to this Agreement.
     “Pro Rata Share” means each Seller’s pro rata portion of the Net Distributable Proceeds, calculated in accordance with each Seller’s Equity Interest in each Company, as set forth on Schedule 2.2(a).
     “Purchase Price” has the meaning specified in Section 2.1.
     “Real Property” has the meaning specified in Section 3.18.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the environment or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.
     “Representatives” means the officers, managers, employees, attorneys, accountants, advisors, representatives and agents of a Person.
     “Returns” has the meaning specified in Section 3.9.
     “Reviewed Financial Statements” has the meaning specified in Section 3.5(a).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” has the meaning specified in Section 4.5.
     “Sellers” has the meaning specified in the preamble to this Agreement.
     “Sellers’ Representative” shall mean the Person designated in Section 7.14 hereof to serve as the representative of the Sellers.
     “Straddle Period” means any complete Tax period of any of the Companies relating to any Tax that includes but does not end on the Closing Date.
     “Subsidiary” means, with respect to any Person, any other Person (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the board of directors or other Persons performing similar functions for such Person, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests or a majority of the economic interests.
     “Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment,
PURCHASE AND SALE AGREEMENT

withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, and any interest, penalties, fines, related liabilities or additions to taxes that may become payable with respect to Taxes described above that are imposed by any Governmental Entity, whether disputed or not.
     “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates.
     “Tax Return” has the meaning specified in Section 3.8.
     “Third Party” means any Person (or group of Persons) other than Buyer, the Companies, the Sellers, or any Affiliates of the foregoing.
     “Transaction Documents” means this Agreement and all the other agreements, certificates, instruments and other documents required to be executed in connection with the transactions contemplated by this Agreement.
     “Transactions” means the transactions contemplated by the Transaction Documents.
     “Unaudited Financial Statements” has the meaning specified in Section 3.6(a).
     “Updated Disclosure Schedule” has the meaning specified in Section 5.6(d).
     “Walk-A-Way Deposit” has the meaning specified in Section 2.1(b).
PURCHASE AND SALE AGREEMENT